UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Kimball International, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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September 10, 2018

Dear Fellow Shareowners:
I am pleased to invite you to our Annual Meeting of Shareowners to be held on October 30, 2018, at 9:30 a.m. EDT at the headquarters of our National Office Furniture brand, located on the Kimball International campus at 1610 Royal Street in Jasper, IN. The National headquarters Pavilion will be open for sign-in beginning at 8:45 a.m. EDT. Whether you attend the meeting or not, your vote is very important to us, so I encourage you to vote early by following the simple instructions on your Notice of Internet Availability or proxy card to vote online, via telephone, or, if you received a printed set of proxy materials, by mailing in your proxy card. If you attend the Annual Meeting, you may also vote in person.
The below graph and summary assumes $100 was invested on November 3, 2014, which was the first trading day after the spin-off of our Electronics Manufacturing Services division. The spin-off reduced Company sales by over one-half and drove significant changes in the business of Kimball International, Inc. Our return since the spin-off of 74.6% significantly outpaced our public company peer group and other indices.

Comparison of Cumulative Quarterly Total Return

$250
$200
$150
$100
$50
11.3.14*
12.31.14
3.31.15
6.30.15
9.30.15
12.31.15
3.31.16
6.30.16
9.30.16
12.31.16
3.31.17
6.30.17
9.30.17
12.31.17
3.31.18
6.30.18
Kimball International
Nasdaq Composite Index
S&P 500 Index
Peer Group

Summary	Return Since 11/3/14
Kimball International	74.6%
NASDAQ Composite Index	69.0%
S&P 500 Index	45.4%
Peer Group	-0.3%

The graph assumes $100 is invested on November 3, 2014, which was the first trading day after the spin-off of Kimball Electronics.
The Peer Group includes HNI Corporation, Knoll, Inc., Steelcase Inc., Herman Miller, Inc.
*Used 30-day Volume Weighted Average Price (VWAP) for starting point for Kimball International to normalize stock price volatility and heavy trading immediately after spin-off.

Our fiscal year 2018 was challenging. We experienced a pause in the industry mid-year due to uncertainty with tax reform and trade discussions. Along with many other companies, we were also challenged by a significant increase in freight costs due to scarcity of transportation resources and, for the first time in several years, increasing general inflation impacting pricing of many commodities. We have a strong lean/continuous improvement culture and have formed several teams focused on initiatives that we anticipate will remove approximately $7 million of costs in fiscal year 2019, which, along with recently implemented price increases, will help to offset these additional costs. I believe these efforts will position us very well for fiscal year 2019.

Despite the cost pressures, we did not ease up on our investment in new and innovative products that resonate with the design community and our customers. Sales growth from new products has been one of the keys to our success the last few years and we are not letting up, as these continue to be very important to our future growth. A number of these new products have been recognized with various awards in the office, healthcare and education vertical markets. In the past year alone, we have introduced over 20 new products in these markets. We have also added new products, a new manufacturing capability and expanded our reach in the hospitality market with the acquisition of D’style, which included its Allen Copley Designs brand and a metal manufacturing facility located in Tijuana, Mexico. Importantly, in the hospitality industry, every custom project requires new product development, a capability at which we excel in this industry.
Some investors have been requesting that public companies disclose more regarding their efforts with respect to Environmental, Social and Governance (ESG) matters. At Kimball International, we have embraced the importance of ESG, and our responsibilities to the environment, our investors and our communities for decades. Since 1950, we have proudly taken actions to protect the safety and well-being of our employees, to improve the quality of life in our operating communities and to promote responsible use and preservation of our natural resources. This is a direct result of the forethought of our founder, Mr. Arnold F. Habig, and lives on today in our Guiding Principles and our day-to-day activities. Protection of our employees’ health and safety, smart use of resources, compliance with safety and environmental laws, and doing the right things to protect the interests of our Shareowners continue to be important to us, and are key to building success for all of our constituents to this day. Please refer to our Kimball International, Kimball, National and Kimball Hospitality websites for Sustainability Reports and other information related to ESG matters.
I’ve noted to you in past letters how we have improved our governance in conjunction with and following the spin-off of our Electronics Manufacturing Services division. The following is a summary of some of the changes from the last 4 years:

•	eliminated the dual-rights share structure;

•	added a Lead Independent Director to the Board;

•	engaged actively in refreshing our Board membership;

•	added a policy in our Corporate Governance Principles requiring a director to submit his or her resignation if they do not receive a majority of votes cast in an uncontested election;

•	formalized our related person transaction policy;

•	adjusted our Stock Ownership Guidelines to be more aligned with industry practice;

•	added a no hedging/pledging policy for officers and directors holding Company stock;

•	shifted the frequency of the advisory vote on Say on Pay to every year from every three years; and

•	added a Chief Ethics and Compliance Officer role.
We will continue to build upon our good-governance practices with my previously announced retirement as CEO and Chairman of the Board, which is planned to be effective on October 31, 2018. I believe it is good governance for a CEO who is also the Chairman of the Board to step down as Chairman upon retirement, and I intend to do so in October. At that time, the Board will select a new independent chairperson. I believe it is also good governance to step down from the Board of Directors after a short transition period, which I also intend to do. As our next chairperson will be a non-executive, the role of Lead Independent Director is expected to be discontinued until a future need arises. I am very proud of the governance actions we have taken and are about to take in connection with my retirement.
We have an experienced and engaged Board of Directors, and I am confident they will select an excellent CEO who will continue to drive increased Shareowner value.
Thank you for your support and investment in Kimball International!
Bob Schneider
Chairman and CEO

KIMBALL INTERNATIONAL, INC.
1600 Royal Street
Jasper, Indiana 47549
(812) 482-1600

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
To be held October 30, 2018
To the Shareowners of Kimball International, Inc. (the “Company”):
The Annual Meeting of the Shareowners of Kimball International, Inc. will be held at 9:30 a.m., Eastern Daylight Time, on October 30, 2018 in the Pavilion at the National Office Furniture Headquarters, 1610 Royal Street, Jasper, Indiana. The following matters will be addressed:

1.	To elect three directors to the Board of Directors of our Company to serve until 2021.

2.	To approve, by an advisory (non-binding) vote, the compensation paid to our Named Executive Officers (“Say on Pay”).

3.	To ratify the appointment of our Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2019.

4.	To consider and transact such other business as may properly come before the meeting or any adjournments thereof.
All Shareowners of record at the close of business on August 27, 2018, are entitled to vote at the meeting or any adjournment thereof on the matters identified above.
On or about September 10, 2018, the Company mailed many of its Shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”). On or about the same date, the Company mailed a printed copy of its 2018 Annual Report to Shareowners, Proxy Statement and a proxy card to its other Shareowners. On the mailing date of the Notice, all Shareowners of record and street name holders will have the ability to access all of the Company’s proxy materials, including the 2018 Annual Report to Shareowners and the Proxy Statement, via the Internet at www.proxyvote.com or https://www.kimballinternational.com/annual-shareholder-information.
If you received a printed set of proxy materials, a proxy card has been enclosed along with a return envelope which requires no postage if mailed in the United States. If you own shares of either Class A Common Stock or Class B Common Stock, or both, you will receive one Notice, or if you have received a printed set of proxy materials, you will receive one proxy card.
By Order of the Board of Directors
/s/ Julia Heitz Cassidy, Secretary
September 10, 2018
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:
A. PRESENTATION OF A PHOTO IDENTIFICATION, AND
B. YOUR NAME MUST BE ON OUR SHAREOWNER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF AUGUST 27, 2018 MUST BE PRESENTED.
DOORS WILL OPEN AT 8:45 A.M. ON OCTOBER 30, 2018 FOR THE 9:30 A.M. EDT MEETING.

DIRECTIONS TO THE ANNUAL MEETING OF SHAREOWNERS:
From Evansville, Indiana (via I-64 East):
Take exit 57 (US-231).
Go North on US-231 approximately 15 miles.
Turn right onto 15th Street.
Turn left onto Royal Street and then left into the Kimball International employee parking lot, continuing to the National Office Furniture Headquarters, 1610 Royal Street. The meeting will be held in the Pavilion, which is the main lobby area.
From Louisville, Kentucky (via I-64 West):
Take exit 63 (Highway 162).
Go North on Highway 162 approximately 12 miles.
At the intersection of Highway 162 and 3rd Avenue, proceed North on 3rd Avenue for 3 miles.
3rd Avenue becomes 3rd Street. Continue for 2 blocks.
Turn right onto Newton Street, which becomes US-231 Northbound.
Turn right onto 15th Street.
Turn left onto Royal Street and then left into the Kimball International employee parking lot, continuing to the National Office Furniture Headquarters, 1610 Royal Street. The meeting will be held in the Pavilion, which is the main lobby area.
From Indianapolis, Indiana (via Hwy 37 South):
Take Highway 37 South to I-69.
Follow I-69 to Exit 87, the NSA Crane/Jasper exit and turn left (south) on US 231.
In Loogootee take US 231 South to Jasper approximately 20 miles.
US 231 in Jasper is also called Newton Street.
Going Southbound on Newton Street, turn left onto 15th Street.
Turn left onto Royal Street and then left into the Kimball International employee parking lot, continuing to the National Office Furniture Headquarters, 1610 Royal Street. The meeting will be held in the Pavilion, which is the main lobby area.

TABLE OF CONTENTS

Proposal No. 2 — Advisory Vote on the Compensation Paid to our Named Executive Officers	60
Report of the Audit Committee	61
Proposal No. 3 — Ratification of the Appointment of our Independent Registered Public Accounting Firm	62
Appendix A — Approval Process for Services Performed by the Independent Registered Public Accounting Firm	A-1
Appendix B — Reconciliation of GAAP to Non-GAAP Measures for Incentive and Retirement Plans	B-1

KIMBALL INTERNATIONAL, INC.
1600 Royal Street,
Jasper, Indiana 47549
(812) 482-1600

ANNUAL MEETING OF SHAREOWNERS
October 30, 2018

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being provided to the Shareowners of KIMBALL INTERNATIONAL, INC. (“we,” “us,” “our” or the “Company”) on or about September 10, 2018, and are furnished in connection with the Board of Directors’ solicitation of proxies to be used at the Annual Meeting of Shareowners (the “Annual Meeting”) to be held October 30, 2018, at 9:30 a.m. EDT in the Pavilion at the National Office Furniture Headquarters, 1610 Royal Street, Jasper, Indiana, or any adjournment thereof, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareowners accompanying this Proxy Statement.
GENERAL INFORMATION REGARDING THE PROXY AND YOUR VOTING RIGHTS
What is a proxy and a proxy statement?
A proxy is your legal designation of another person to vote the shares you own in our Company on your behalf and in accordance with your direction. The person you designate to vote on your behalf is called a proxy or proxy holder. If you designate another person as your proxy in a written document, that document also is called a proxy or proxy card. A proxy statement is the document that contains information we are required to disclose to you pursuant to the rules of the Securities and Exchange Commission (the “SEC”) when we ask you to sign a proxy designating one or more individuals to vote on your behalf or otherwise solicit shareholder votes.
What am I being asked to vote on?
We are asking our Shareowners to vote on the following items:

•	Election of three nominees for Class I Directors: Timothy J. Jahnke, Kristine L. Juster and Thomas J. Tischhauser;

•	Advisory (non-binding) vote to approve the compensation paid to our Named Executive Officers (“NEOs”) (“Say on Pay”); and

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.
Our Board recommends that you vote in support of each of these matters.
Our Board of Directors (the “Board”) knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy form.
How can I access the proxy statement and voting materials?
On or about September 10, 2018, we mailed to many of our Shareowners a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2018 Annual Report to Shareowners, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2018 (our “2018 Annual Report”). The Notice contains instructions on how to access this Proxy Statement and the 2018 Annual Report as well as how to vote online. The Notice also contains instructions on how to request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2018 Annual Report and a proxy card. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. This Proxy Statement, the 2018 Annual Report, the form of the proxy card and voting instructions are being made available to Shareowners on or about September 10, 2018, at www.proxyvote.com or https://www.kimballinternational.com/annual-shareholder-information, where you will click on the “vote now” button.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our Shareowners. This delivery method is referred to as “householding” and can result in significant cost savings for the Company. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple Shareowners who share an address, unless we received contrary instructions from the impacted Shareowners prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any Shareowners at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge Financial Solutions, Inc. at the above phone number or address.
Who is entitled to vote?
Shareowners of record who hold shares of our Common Stock (either Class A or Class B) at the close of business on the record date, August 27, 2018, are entitled to receive notice of the Annual Meeting and vote their shares, or have their shares voted by the proxy on their behalf, at the Annual Meeting, or any postponement or adjournment of the meeting. Shareowners are entitled to one vote per share and individual votes will be kept confidential, except as appropriate to meet legal requirements.
How do I vote my shares?
If you are a registered Shareowner, you may vote your shares by proxy in advance of the Annual Meeting or in person at the Annual Meeting. If you decide to vote by proxy, you may do so over the Internet, by telephone or by U.S. mail prior to the Annual Meeting. Instructions explaining how to vote by Internet or telephone are provided on the Notice and the proxy card. These documents include a control number to verify a Shareowner’s identity, allowing the Shareowner to access online proxy materials, vote the shares and confirm that the voting instructions have been recorded properly. You may also vote by mail if you received a paper copy of the proxy card. You should review the proxy materials, then sign, date and mark your proxy card and mail it in the prepaid and addressed envelope provided. If you vote by Internet or telephone, please do not return a signed proxy card. You may also vote in person at the Annual Meeting if you provide a government-issued photo identification when you sign in at the Annual Meeting.
See below regarding how to vote if your shares are held by a broker, bank, nominee or other shareholder of record.
What is a “beneficial owner?”
This describes how you own your shares, i.e., your shares are held in “street name” through a bank, broker, nominee or other shareholder of record. For comparison, a “shareholder of record” or “shareowner of record,” or a “registered shareholder,” holds shares that are registered directly to them through Computershare, Inc., our transfer agent. A beneficial owner will vote their shares through the shareholder of record, which may be their broker, bank, etc.
If you are a beneficial owner, your bank, broker or other nominee, as the record holder of your shares, is required to vote the shares according to your instructions. You should receive instructions from your bank, broker or other nominee on how to vote the shares. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote in person at the Annual Meeting. If you fail to provide voting instructions, your broker, bank or other nominee is only permitted to vote your shares on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.  They may NOT vote on the election of directors or the Say on Pay matter absent instructions from you.  Without your voting instructions on such proposals, a “broker non-vote” will occur with respect to these proposals, so please contact the entity that acts as record holder of your shares to ensure that your wishes are carried out in the voting process.
How will my shares be voted?
If you are a Shareowner of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted in accordance with the wishes of the Shareowner as expressed therein. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board of Directors, “FOR” approval of the Say on Pay vote and “FOR” the ratification of the appointment of our independent registered public accounting firm.
As discussed above, if you are a beneficial owner, you must instruct your bank, broker, or nominee as to your wishes for voting on the items listed above or obtain a legal proxy and vote your shares in person at the Annual Meeting.
Can I change or revoke my proxy after I return my proxy card?
Yes, any proxy may be changed or revoked by a Shareowner at any time before it is exercised at the Annual Meeting by:

•	submitting a properly signed proxy card with a later date either at or prior to the Annual Meeting;

•	submitting a vote at a later time via the Internet or telephone up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting date;

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy; or

•	delivering to our Secretary a written notice of revocation, provided such notice is received at or prior to the Annual Meeting.
Will I have to pay to receive proxy materials?
The entire cost of soliciting proxies, including providing these materials, will be borne by our Company. In addition to the use of mail services, proxies may be solicited by personal interview, telephone, and electronic mail by our directors, officers, and employees without extra compensation. We will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy materials to beneficial owners.
When will the 2018 Annual Report be available?
Our 2018 Annual Report is being made available at the same time and by the same method described for the proxy materials. The 2018 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Shareowners may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, to our Secretary at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47549.
Who can attend the Annual Meeting of Shareowners?
All registered Shareowners as of the record date, or their duly appointed proxies, may attend the Annual Meeting. A government-issued photo identification such as a driver’s license, state-issued ID or passport, will be required for entrance to the meeting. Please note if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your ownership of shares of our Common Stock as of the record date to enter the meeting.
What is the impact on me if I hold Class A Common Stock versus Class B Common Stock?
Due to the unification of the two classes of stock concurrent with the spin-off of our Electronics Manufacturing Services (“EMS”) division, which was effective October 31, 2014 (“the spin-off”), all references in this Proxy Statement to “Common Stock” shall include both classes of stock unless either Class A or Class B is clearly identified. Each class of Common Stock now has equal rights, preferences, limitations and restrictions, except that shares of Class A Common Stock must be converted to Class B Common Stock before they can be publicly traded. Each share of Common Stock is entitled to one vote with respect to all matters presented to Shareowners at the Annual Meeting.
Our Class A Common Stock was de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), effective in September 2015. However, this does not affect the rights of Shareowners who choose to continue to hold their Class A Common Stock.
We encourage any Shareowners that continue to hold Class A Common Stock to convert those shares to Class B Common Stock. Again, Class A Common Stock and Class B Common Stock are now equal in all respects, including voting rights and dividend amounts, except that Class A Common Stock must be converted to Class B Common Stock in order to be publicly traded.
SUMMARY INFORMATION REGARDING PROPOSALS
As noted in the previous section, there are three proposals, one of which is advisory in nature, to be voted on at the Annual Meeting by Shareowners of record as of the close of business on August 27, 2018 (the “Record Date”). On the Record Date, there were outstanding 263,991 shares of Class A Common Stock and 36,898,278 shares of Class B Common Stock. To reach the required quorum, a majority of outstanding shares of Common Stock must be present or represented at the meeting by proxy or in person. Withholding authority, abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Proposal No. 1 - Election of Directors. There are three Class I directors nominated by the Board for election this year: Timothy J. Jahnke, Kristine L. Juster and Thomas J. Tischhauser, each to hold a three-year term expiring in 2021. The qualifications of these three director nominees are described in more detail in the “Information Concerning the Board of Directors and Committees” section. With a quorum of Shareowners present at the Annual Meeting, the nominees will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes. The Board maintains a policy in our Corporate Governance Principles which requires that a director must promptly tender his or her resignation to the Board in any uncontested election of an individual director or a class of directors if more votes are cast “withheld” than “for” a director’s election. If such an event occurs, the Compensation and Governance Committee will then proceed to review relevant factors to determine whether the resignation should be accepted. The Board of Directors recommends that you vote “FOR” each of the director nominees in Proposal No. 1.
Proposal No. 2 - Say on Pay. At our 2017 Annual Meeting of Shareowners, our Shareowners, in an advisory vote, indicated their preference that future Say on Pay votes be held at every annual meeting, as recommended by the Board. The Board therefore has directed that Say on Pay votes will be held at each year’s annual meeting of Shareowners, adjusting the past practice of submitting our Say on Pay to Shareowners for approval every three years. The Compensation Discussion and Analysis (“CD&A”) (beginning on page 20), and the related compensation tables and narratives included in this Proxy Statement describe our performance-based, incentive-focused compensation philosophy and the overall compensation received by each of our NEOs. As discussed in the CD&A, our NEOs receive a salary, a performance-based annual cash incentive payment, annual and long-term performance-based equity incentive awards and long-term time-based equity awards which link their performance with the Company’s performance and align their interests with the best interests of our Shareowners.
For this advisory vote, all Shareowners are entitled to vote on the compensation paid to our NEOs. To be approved, more shares must be voted “FOR” the compensation paid to our NEOs than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal. As an advisory vote, the results of this proposal will not be binding on us, the Board, or the Compensation and Governance Committee. However, your opinion is important to us, and the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future compensation decisions for our NEOs. The Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our NEOs as disclosed in this Proxy Statement.
Proposal No. 3 - Ratification of the Appointment of our Independent Registered Public Accounting Firm. The appointment of our independent registered public accounting firm will be ratified and approved if more shares of Common Stock are voted “FOR” the proposal than “AGAINST”. Neither abstentions nor broker non-votes will affect the outcome of this proposal. The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.
FUTURE SHAREOWNER PROPOSALS
Proposals to be presented at the 2019 Annual Meeting by Shareowners and included in our Proxy Statement for that meeting must be received by the Company at our principal executive offices, 1600 Royal Street, Jasper, Indiana 47549, no later than May 13, 2019. Such proposals must meet certain requirements under the regulations of the SEC to be included in our Proxy Statement. A Shareowner wishing to nominate a candidate for election as a director or to bring any other proposal before the 2019 Annual Meeting of Shareowners (but not include the nomination or proposal in our Proxy Statement), must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive office no earlier than July 12, 2019, and no later than August 1, 2019. The written notice must also meet additional requirements as stated in our Restated By-laws (the “By-Laws”), a copy of which is available upon written request directed to the Secretary of the Company.
SHAREOWNER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareowners may communicate with a member of the Board by sending comments to a specific director or directors in care of the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47549, who will ensure delivery, except that correspondence involving marketing, job applications, personal threats or other inappropriate material will not be delivered. The Secretary may also forward the correspondence to the Lead Independent Director and/or to one or more departments within the Company if the communication is more appropriately addressed by an employee of the Company. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of our Common Stock, either alone or jointly with others, are deemed to be beneficial holders of such shares.
Set forth in the following table are the beneficial holdings, as of August 17, 2018, of our Common Stock on the basis described above for: (i) each person known to our Company who may be deemed to beneficially own more than 5% of our Common Stock; (ii) each current director; (iii) each “Named Executive Officer” (NEO) as listed in the Summary Compensation Table appearing later in this Proxy Statement; and (iv) all current directors and executive officers as a group. The total number of shares of our Common Stock beneficially owned by all executive officers and directors as a group is 1,128,146 shares (3.0% of the outstanding shares of Common Stock), as of the date noted above.

Name	Shares Beneficially Owned(a)(b)		Percent of Total Shares
Royce & Associates, LP (c)	2,820,121		7.6%
745 Fifth Avenue
New York, NY 10151
BlackRock, Inc. (d)	2,571,574		6.9%
55 East 52nd Street
New York, NY 10055
Renaissance Technologies LLC (e)	2,297,340		6.2%
800 Third Avenue
New York, NY 10022
Dimensional Fund Advisors LP (f)	2,134,788		5.7%
Building One
6300 Bee Cave Road
Austin, Texas 78746
Vanguard Group, Inc. (g)	2,024,211		5.4%
100 Vanguard Blvd.
Malvern, PA 19355
Directors and Named Executive Officers:
Robert F. Schneider	338,690	(h)	(i)
Geoffrey L. Stringer	68,779		(i)
Thomas J. Tischhauser	54,557		(i)
Patrick E. Connolly	30,452		(i)
Timothy J. Jahnke	24,400		(i)
Kimberly K. Ryan	19,990		(i)
Susan B. Frampton	15,259		(i)
Kristine L. Juster	14,189		(i)
Donald W. Van Winkle	159,024		(i)
Michelle R. Schroeder	89,819		(i)
Michael S. Wagner	53,156		(i)
Lonnie P. Nicholson	72,931		(i)
All executive officers and directors as a Group (16 persons)	1,128,146		3.0%
_____________

(a)	Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC).

(b)
The individuals listed are deemed to have sole voting and investment power over the shares owned by their respective spouses living in their household. Beneficial ownership is disclaimed as to all shares over which the named person does not have full beneficial rights.

(c)
This information is derived from the Schedule 13G/A filed by such Shareowner with the SEC on January 22, 2018, indicating beneficial ownership as of December 31, 2017, as updated by the Form 13F-HR filed by such Shareowner with the SEC on August 9, 2018, indicating beneficial ownership as of June 30, 2018. The Shareowner reports that it is an investment advisor registered under the Investment Advisors Act of 1940 and has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 2,820,121 shares.

(d)
This information is derived from the Schedule 13G/A filed by such Shareowner with the SEC on January 25, 2018, indicating beneficial ownership as of December 31, 2017, as updated by the Forms 13F-HR filed by such Shareowner and its affiliates with the SEC on August 9, 2018, and information provided to us by The Nasdaq Stock Market LLC, indicating beneficial ownership as of June 30, 2018. BlackRock, Inc. reports that it is a parent holding company or control person and has the sole power to vote or direct the vote of 2,478,228 shares and sole power to dispose or direct the disposition of 2,571,574 shares, but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our shares and that no one person’s interest in our shares is more than 5% of the total outstanding shares of our Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Institutional Trust Company, National Association, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Asset Management Ireland Limited, and BlackRock Investment Management (UK) Limited.

(e)
This information is derived from the Form 13F-HR/A filed by such Shareowner with the SEC on August 13, 2018, indicating beneficial ownership as of June 30, 2018. The Shareowner reports that it has the sole power to vote or direct the vote of 2,080,100 shares and sole power to dispose or direct the disposition of 2,297,340 shares.

(f)
This information is derived from the Schedule 13G/A filed by such Shareowner with the SEC on February 9, 2018, indicating beneficial ownership as of December 31, 2017, as updated by the Form 13F-HR filed by such Shareowner with the SEC on August 10, 2018, indicating beneficial ownership as of June 30, 2018. The Shareowner reports that it has the sole power to vote or direct the vote of 2,031,360 shares and the sole power to dispose or direct the disposition of 2,134,788 shares but also notes that it is an investment advisor registered under the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over our securities that are owned by the Funds, and may be deemed to be the beneficial owner of our shares held by the Funds. However, all of our shares are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(g)
This information is derived from the Schedule 13G filed by such Shareowner with the SEC on February 8, 2018, indicating beneficial ownership as of December 31, 2017, as updated by the Form 13F-HR filed by such Shareowner with the SEC on August 14, 2018, indicating beneficial ownership as of June 30, 2018. The Shareowner reports that it has the sole power to vote or direct the vote of 69,438 shares, shared power to vote or direct the vote of 22,631 shares, the sole power to dispose or direct the disposition of 1,935,042 shares, and shared power to dispose or direct the disposition of 89,169 shares. Vanguard Group, Inc. reports that the following of its subsidiaries acquired certain of the shares: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(h)
Includes 16,850 shares held by a foundation over which Mr. Schneider has shared voting and investment power. Beneficial ownership for Mr. Schneider is disclaimed as to such shares and as to all other shares over which he does not have full beneficial rights.

(i)	Totals are under one percent of the 37,162,269 shares of Common Stock outstanding as of August 17, 2018.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
Director Nominees
At the Annual Meeting, our Shareowners are entitled to elect three (3) directors, each of whom is currently serving as a Class I director and whose term expires at the Annual Meeting. At its April 2018 meeting, the Board approved the nominations of Timothy J. Jahnke, Kristine L. Juster and Thomas J. Tischhauser for re-election as directors. Each will serve a three-year term, until the 2021 Annual Meeting or until their successors are elected and have qualified, or until his or her earlier death, resignation, disqualification, disability, or lawful removal.
Each nominee is currently serving as a director of our Company. Mr. Jahnke has served as a director since 2014, Mr. Tischhauser has served as a director since 2008 and Ms. Juster was appointed by the Board in April 2016. She has not previously stood for election by our Shareowners. Each nominee has consented to continue to serve as a director. If for any reason any such nominee shall become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that any of the nominees will be unable to serve.
Individual qualifications and skills of our nominees that led the Board to the conclusion that each should continue to serve as a director are further described below, along with the qualifications and skills of our five other directors.
If you are a beneficial owner of your shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares for your vote to be counted on Proposal No. 1.
The Board of Directors recommends a vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES
The Board of Directors of our Company is composed of eight directors, each of whom is a member of one of three nearly equal classes, with the members of each class serving the same three-year term, in accordance with our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and By-laws. Each director serves a three-year term upon election. If a director is appointed by the Board to fill a vacancy, the director serves until the end of the current term of the class in which he or she is appointed, and then would be up for election at the same time his or her class is up for re-election.
Biographical information for, and the skills and qualifications of, each of our directors is provided below. More than one-third of the seats on the Board are held by women. Our average Board member tenure is currently 5.6 years.
Director Qualifications
The rapidly changing business conditions and markets in which we operate require a high-performance and committed Board. Each Board member must possess broad business experience and have a variety of qualifications, personal attributes, and skills. Foremost, our Board members must demonstrate integrity and a personal commitment to our Guiding Principles. They also must have a broad and complementary education, good business judgment, leadership skills, an appreciation of major issues that a public company faces and experience and expertise in areas of business that are of benefit to the Company. A director will also be expected to have and dedicate the time needed to prepare and participate in his or her role on the Board. We also seek diversity in business and professional experience, education, and background of candidates for director to increase the range of skills and perspectives available to our Board and to benefit our Company. Director nominees are selected without regard to race, gender, sexual orientation, religious belief, or national origin.
We believe our Board is high-functioning because each of our directors is highly qualified to serve. Each contributes a combination of skills, core competencies, qualifications, experiences and education that have guided the Company to build success and increase Shareowner value since the spin-off of our EMS division. They each hold or have held executive level positions in successful companies within a range of industries and markets. In these roles they have developed expertise in a wide variety of business and operational areas that benefit our Company, as they bring this wealth of experience and ideas to their director roles. While the tenure of longer term directors brings intimate knowledge of the Company’s operations and history, shorter term directors bring a fresh perspective that helps generate renewal and different opportunities. The members of our Board have demonstrated their leadership, experience and skills in fiscal year 2018, guiding the executive management team as it focused on strategic growth initiatives and as Board members prepared to select a new CEO and Chairman of the Board to replace Mr. Schneider, who announced his planned retirement from these two positions in fiscal year 2018. His retirement from both positions is expected to be effective following the Annual Meeting, but he expects to remain on the Board during a transition period that will not exceed the end of his current term in October 2020.
The following table lists our Board members, their current and previous positions held for at least the past five years, along with a summary of information regarding the skills, experiences and qualifications they contribute to the Board and the Company:

Name	Information(a)	Director Since
Timothy J. Jahnke Member: Class I, Compensation and Governance Committee Chair; Continuity Committee Chair Age: 58
Employment: President and Chief Executive Officer, Elkay Manufacturing Company (“Elkay”), which manufactures sinks, water coolers, faucets, drinking fountains, bottle fillers, and kitchen cabinets, among other items, 2007-present; Member, Board of Directors of Elkay, 2009-present; various senior management positions, Newell Rubbermaid Corporation, 1986-2007.

Skills, experience and qualifications: senior leadership, including as a CEO and in manufacturing operations; strategic planning and growth, both organically and by acquisition; senior human resources experience, including strong executive compensation background; knowledge of and experience in related markets including housing, remodeling and hospitality; international operations and market entry.

Mr. Jahnke’s deep business experience includes leading organizations in both growth and turn-around situations, strategic planning, new product development, international business expansion, acquisition activity, and a role as a senior level human resources executive. The skills he has developed in these roles are of significant value to the Company as he leads our Compensation and Governance Committee and guides and advises the executive management team.
2014

Kristine L. Juster Member: Class I, Audit Committee Age: 55
Employment: Retired; Newell Brands (“Newell”),1995-April 2018; President, Global Writing Segment, 2014-April 2018; President, Baby and Parent Segment, 2011-2014; has led other successively larger business segments since 1995, when Newell acquired a company she co-founded. Newell is a leading global consumer goods and commercial products company.

Skills, experience and qualifications: global senior level management of a public company; team building and talent development; sales growth via innovative product development initiatives, customer partnerships and direct retail; e-commerce route to market development and marketing; international sales/marketing experience in developed and emerging markets; direct responsibility for strategic planning and growth, both organic and by acquisition; international market entry and sales growth; entrepreneur.

Ms. Juster’s proven expertise in building strategic growth businesses, along with her entrepreneurial mindset and customer-centric perspective, enable her to provide valuable insights and contributions in strategic planning and operations for the Company and make her a valuable member of the Board.
2016

Name	Information(a)	Director Since
Thomas J. Tischhauser Member: Class I, Compensation and Governance Committee Age: 60 Other board service: Board and Compensation and Governance Committee of Kimball Electronics, Inc.
Employment: Principal of Wynstone Partners, an executive coaching service provider for Fortune 100, private equity and family-owned companies, 2007-present; Continental Automotive Systems, Vice President, 2006-2007; Corporate Vice President, and various management positions, including in engineering, product management, quality, and corporate strategy at Motorola, Inc., 1983-2006.

Skills, experience and qualifications: proven management skills and strong talent and leadership development skills; multinational corporate business experience; exposure to a broad range of corporate cultures and practices; strategic business planning and implementation; knowledge of relevant markets and the furniture manufacturing business; corporate governance expertise, with experience as Lead Independent Director and has served on both standing committees with the Company; knowledge and experience with manufacturing operations, engineering, product life cycle and quality management systems. Mr. Tischhauser also recently received certification as a board fellow by the National Association of Corporate Directors (NACD).

Mr. Tischhauser’s broad-based business experience provides a unique perspective to the Board and executive leadership as he provides insight in domestic and international business operations as well as talent development. With years of experience on boards, he provides essential insight for corporate governance and investor relations activities as well.
2008

Patrick E. Connolly Lead Independent Director Member: Class II, Audit Committee; Continuity Committee Age: 59
Employment: President and Chief Executive Officer, Follett Corporation, which serves the full spectrum of education from Pre-K to college campuses, providing education technology, services and print and digital content to enable education, January 2018-present. Sodexo, S.A., Global CEO, Schools and Universities, 2015-December 2017; other senior management positions with Sodexo since 1989, including Chief Operating Officer of Sodexo North America, and President of Sodexo Health Care from 2007 to 2015. Sodexo provides quality of life services, including dining and meal services, vending and convenience services, integrated facilities management services, and healthier workforce initiatives. He also has served on several non-profit and industry association boards of directors.

Skills, experience and qualifications: strategic planning and growth experience, both organic and by acquisition; organizational transformation; significant healthcare and education industry knowledge and experience; international operations experience; global track record of improving diversity, driving innovation and growing revenue.
Mr. Connolly brings to our Company deep knowledge of and professional experience in the healthcare and education industries from his years at Sodexo and Follett Corporation, along with a strategic and innovative mindset, honed from leading organizational transformation, growth and market expansions during his career.
2014

Name	Information(a)	Director Since
Kimberly K. Ryan Member: Class II, Audit Committee Age: 51
Employment: Senior Vice President of Hillenbrand, Inc., an industrial company engaged in making and selling diversified industrial process equipment and systems and funeral services products, 2011-present; President of Coperion, Inc., a wholly-owned subsidiary of Hillenbrand, Inc., 2015-present; President, Batesville Casket Company, 2011-2015; Senior Vice President of Hill-Rom Holdings, Inc., 2005-2011; Group Vice President, Post Acute Care of Hill-Rom Holdings, Inc., 2005-2011, including during a spin-off of the Hillenbrand entities; Senior Vice President, Hillenbrand Industries, 2003-2008; various senior management positions within Hillenbrand Industries and its subsidiaries from 1989 to 2005.

Skills, experience and qualifications: international manufacturing, operations and procurement experience, including wood products; knowledge and experience in business-to-business product sales and services for a variety of global industries; proven leadership in the areas of finance, operations, logistics, information technology, costing and marketing; strategic planning and growth experience, both organic and by acquisition; financial experience, including a degree in accounting.

Ms. Ryan’s broad-based business and manufacturing operations experience and senior leadership positions within a publicly traded company makes her well-qualified to be a member of our Board, as she brings practical business guidance as well as strategic thought leadership to her role on the Board.
2014

Susan B. Frampton Member: Class III, Compensation and Governance Committee Age: 60
Employment: President, Planetree International, Inc., a non-profit advocacy, consulting and membership organization focused on advising healthcare organizations about patient and family-centered care, 2000-present. Other leadership positions: co-chair, The National Quality Forum’s National Quality Partnership, and The Advanced Illness Care Action Team; Chair, National Academy of Medicine’s Scientific Advisory Panel on the Evidence-Base for Patient-Centered Care; Governing Board member, WHO-CC International Network of Health Promoting Hospitals; participated on The Joint Commission’s Expert Advisory Panel on culturally competent patient-centered care standards and the Institute of Medicine’s Patient and Family Council Leadership Consultative Group; Member, editorial board, Journal of Compassionate Healthcare; leadership roles at several well-known medical facilities in Connecticut and Massachusetts prior to joining Planetree.

Skills, experience and qualifications: proven leadership and executive experience; deep knowledge of the healthcare industry and market for patient care environment products; international experience; thought-leader and driver of change and innovation; strategic planning; and organizational governance.

Ms. Frampton provides a unique perspective on our Board, with deep knowledge of the healthcare industry, a growth market for the Company. She demonstrates strong leadership acumen, and is an internationally recognized thought leader in healthcare environments for patient care and healthcare consumer trends.
2016

Name	Information(a)	Director Since
Robert F. Schneider Member: Class III, Chairman of the Board and Chief Executive Officer Age: 57
Employment: Chief Executive Officer and Chairman of the Board, 2014-present; Chief Financial Officer, 1997-2014; Acting General Manager, Kimball Hospitality, 2013-2014; various financial and executive positions, 1988-1997.

Skills, experience and qualifications: significant knowledge and experience in our markets and industries; operations related experience; SEC/ public company expertise; proven leadership and senior executive experience; strategic planning; governance; finance; investor relations; many years of knowledge of our Company and culture.

Mr. Schneider’s many years of experience at the Company in roles of increasing responsibility, including 4 years as CEO and more than 15 years as Chief Financial Officer, are key to his leadership role on the Board. He has deep knowledge of the furniture industry, understands our culture, strategies, markets, and products, has significant experience in corporate governance and investor relations, and provides important perspective and depth to these aspects of the Board’s role for the Company.
2014

Geoffrey L. Stringer Member: Class III, Audit Committee Chair; Continuity Committee Age: 75 Other board service: Board member and Audit Committee Chair, Kimball Electronics, Inc.
Employment: Retired; Bank One Corporation, Executive Vice President, 2001-2003; CEO of Bank One Capital Corporation, responsible for over $10 billion in investment activities, 1994-2001; various other senior management positions at Bank One Corporation and at other banks acquired by Bank One Corporation; Bank One Corporation later merged with J.P. Morgan Chase; participates or has participated as a board member or trustee for several nonprofit organizations.

Skills, experience and qualifications: significant experience with strategic planning, corporate governance, financial management, capital personnel management, capital markets and private financing as well as a wide variety of large scale capital investments. Has also served on our Compensation and Governance Committee and the Audit Committee of another publicly traded entity and has been certified as a board fellow by the NACD.

Mr. Stringer’s experiences throughout his career in the financial industry and as an executive of a large public company in the banking industry provide essential skills and expertise for the finance, accounting, capital investment and credit aspects of our business. He also has a deep understanding of corporate governance and the workings of a board, including the needs of audit and compensation committees. His knowledge of the Company and our business, corporate governance practices and culture are also important contributions to the Board.
2003

(a)
Includes information each director has provided about his or her personal information, experience, qualifications and the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director. There is no family relationship between any of our directors or executive officers.

Director Independence
Our Board of Directors determines the independence of our directors by applying the rules, regulations and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the SEC. The applicable rules, regulations and listing standards of Nasdaq provide that a director is independent only if the Board affirmatively determines that the director does not have a relationship with the Company which would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify certain relationships that preclude a determination of director independence, including certain business, professional and personal relationships.

Our Board annually reviews the independence of our directors according to these standards, taking into account all relevant facts and circumstances. In its most recent review of information collected from our directors, the Board determined that all members of our Board other than Robert F. Schneider, our Chief Executive Officer, are “independent directors” under the Nasdaq standards and the SEC’s rules. The Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3). During fiscal year 2018, there were no transactions involving parties related to a Board member that required consideration by the Board in making its independence determinations.
Meeting Attendance
The independent directors meet in regularly scheduled executive sessions generally held after the scheduled committee and Board meetings and at other times as they deem appropriate. The Board is led by Chairman Robert F. Schneider, who is also our Chief Executive Officer. Patrick Connolly was elected by the Board in October 2017 to serve as Lead Independent Director to the Board. We expect our directors to attend all Board meetings, committee meetings, and the Annual Meeting of Shareowners. During fiscal year 2018, the Board met four times and each director attended 100% of the meetings of the Board except for Mr. Jahnke who missed one board meeting in order to attend a funeral. All Compensation and Governance Committee members attended all six committee meetings. All Audit Committee members attended all six Audit Committee meetings. All Continuity Committee members attended all three Continuity Committee meetings. Each director attended at least 75% of the total meetings of the Board and each committee on which he or she served during fiscal year 2018. All directors attended the last Annual Meeting of Shareowners held on October 31, 2017.
Board Structure
In February 2015, following the successful spin-off of our EMS division, the Board determined that the role of Chairman of the Board should be combined with the role of Chief Executive Officer due to the decreased size of the Company and the need to facilitate the refocusing of the Company to its furniture manufacturing roots. As a result of the combination of these two roles, the Board determined that it was necessary and appropriate to add the role of Lead Independent Director, to be filled by one of our independent, non-employee directors. The Lead Independent Director has the responsibility to chair non-management executive sessions of the Board, act as a liaison between the Board and our executive management, assist in setting meeting agendas, assist in Board and Board member performance evaluations, and act as Chairman of the Board in the absence of the current Chairman. The Lead Independent Director also has authority to direct the Secretary of the Company to call a special meeting of the Board. Patrick E. Connolly was elected to the role of Lead Independent Director at the October 2017 Board meeting, and will hold this position through the Annual Meeting.
With the announced retirement of Mr. Schneider, which is planned to be effective October 31, 2018, the Board is expected to select an independent board member at the October 30, 2018 Board meeting to replace Mr. Schneider as Chairman of the Board. Upon the appointment of an independent chairperson, it is expected that the Board will eliminate the Lead Independent Director position, which was established to act as a liaison between the Board and executive management while the Chief Executive Officer was also the Chairman of the Board. However, the Board may choose at any time in the future to appoint a member of the Board to serve as Lead Independent Director, in accordance with our Corporate Governance Principles and By-laws.
Board Committees
Our Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee. In response to Mr. Schneider’s announcement of his planned retirement, the Board established the Continuity Committee as an additional committee of the Board. These committees are further described below.

The Audit Committee
The Audit Committee consists of four members of the Board: Geoffrey L. Stringer (Chairperson), Patrick E. Connolly, Kimberly K. Ryan, and Kristine L. Juster. The Board has determined that all members of the Audit Committee meet the Nasdaq and SEC requirements with respect to independence, and that each is also an “audit committee financial expert” as defined by the rules of the SEC. None of the Audit Committee members have been or are salaried employees of the Company.
Responsibilities. The Audit Committee operates under, and has the responsibilities set forth in, a written charter, which has been approved by the Board and is reviewed and reassessed annually, or more frequently as circumstances dictate, by the Audit Committee. The Audit Committee modifies the written charter as necessary to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee Charter is available on our website at https://www.kimballinternational.com/corporate-governance.
The Audit Committee is responsible for appointing the independent registered public accounting firm to audit our books and records, overseeing their work, approving the associated services and fees and ensuring their independence. The Audit Committee is also responsible for overseeing our risk and compliance practices, financial reporting practices and internal controls. Further, it reviews our financial reporting and meets regularly with management and the independent registered public accounting firm regarding audit planning, audit results and other matters within its scope. In addition, the Audit Committee has responsibility to oversee cybersecurity and data protection activities to ensure that the Company is actively and appropriately protecting its own data as well as that of its employees, customers and suppliers and that it is meeting data protection compliance requirements.
The Compensation and Governance Committee
The current members of the Compensation and Governance Committee are: Timothy J. Jahnke (Chairperson), Thomas J. Tischhauser and Susan B. Frampton. Each member of our Compensation and Governance Committee is “independent” as such term is defined for compensation committee members in the listing standards of Nasdaq, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
Interlocks and Insider Participation. None of the Compensation and Governance Committee members have ever been employed as an officer or employee of our Company or any of our subsidiaries, and none of the Compensation and Governance Committee members during fiscal year 2018 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.
Responsibilities. The Compensation and Governance Committee’s responsibilities consist of making all determinations with respect to the compensation of the Chairman of the Board and Chief Executive Officer, reviewing and approving the compensation of all other executive officers in consultation with the Chief Executive Officer, reviewing and approving our contribution to our defined contribution retirement plan, and approving targets, certification of target achievement, and authorization of payments under our stock and cash incentive plans. See “Compensation Discussion and Analysis — Executive Compensation Process” and “— Compensation Philosophy” for a description of the role of executive officers and compensation consultants in setting compensation for executive officers.
The Compensation and Governance Committee’s responsibilities also include advising the Board on matters of corporate governance, reviewing any resignations of incumbent directors who fail to receive a majority of votes cast in any uncontested election, overseeing evaluations of our Board and individual directors, reviewing related person transactions for conflicts of interest, and evaluating succession planning needs. The Compensation and Governance Committee is also responsible for nominating the Lead Independent Director for election by the Board. A more complete listing of the responsibilities of the Compensation and Governance Committee is available in the Compensation and Governance Committee Charter on our website at https://www.kimballinternational.com/corporate-governance.

In fiscal year 2018, the Compensation and Governance Committee and Lead Independent Director Patrick Connolly oversaw evaluations of the Board, each standing committee and each director, including peer assessments of each individual director. In addition to the evaluations, a skills matrix was developed to identify the skills of the current Board members and will be used to facilitate their continuing education and for succession planning.
Nominations of Director Candidates. The Compensation and Governance Committee has the further responsibility to nominate persons for director positions and for election at the Annual Meeting. In order to nominate appropriate non-incumbent director candidates when an opening on the Board is anticipated or occurs, the committee identifies, or may work with a third-party firm that specializes in identifying, potential nominees for director based on specified objectives in terms of the composition of the Board. The committee takes into account the need for broad and complementary experience and expertise as well as particular knowledge, skill sets, experience or qualifications identified as needed or desirable for our Board.
Nominees, whether recommended by the Compensation and Governance Committee or a Shareowner, will first be evaluated on the basis of established Board member criteria, including, but not limited to: integrity; practicality and good judgment; willingness to think independently; diverse business experience and expertise, particularly in areas where the Board has identified specific expertise needs of the Company; commitment to our Guiding Principles; and commitment to devote adequate time to Board duties and to serve over a period of time sufficient to understand our history, markets and business operations. Evaluation of qualifications, work history and experience, skill sets and the fit of the candidate within the overall make-up of the Board are also essential to determining whether the candidate is an appropriate nominee. Although it does not have a policy regarding diversity, the Compensation and Governance Committee does consider diversity of gender, race, national origin, education, and professional experience, which would enable a nominee to bring a varied set of skills and backgrounds to bear on the complicated issues which come before the Board.
The Compensation and Governance Committee also will consider candidates recommended by Shareowners. A Shareowner who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47549, who will forward it to the Compensation and Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the Shareowner and the candidate for more information. A Shareowner who wishes to nominate an individual as a director candidate at the Annual Meeting of Shareowners, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by our By-laws and further explained in this Proxy Statement under “Future Shareowner Proposals.”
The Continuity Committee
The Board approved the creation of a new committee called the Continuity Committee, whose members are Timothy J. Jahnke (Chairperson), Patrick E. Connolly and Geoffrey L. Stringer, to facilitate the Company’s succession planning process relative to Mr. Schneider’s retirement and to mitigate risks associated with the transitional phase resulting from a change in executive leadership.
Responsibilities. The Continuity Committee has responsibility for managing the succession planning process in response to Mr. Schneider’s announcement of his retirement from his employment with the Company. The Continuity Committee engaged with an executive search firm to assist in the search process for Mr. Schneider’s replacement and has been working with the senior management team of the Company to prepare for a smooth transition of leadership. The Continuity Committee will continue to meet as needed to identify and address needs of the Company during the transition period.

Risk Management
The Board has an active role as a whole, and also at the committee level, in overseeing management of our risks and assisting management to balance these risks with our strategic plans. The Board approaches our risk management process in an intelligent manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:

•	Value Preservation — recognizing and mitigating the risk of potential for loss or harm to any element of our business.

•	Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and has assigned oversight responsibilities as follows:

Risk	Oversight Responsibility
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Cybersecurity	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
Executive Leadership Transition	Continuity Committee
While the Audit Committee, the Compensation and Governance Committee and the Continuity Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Regular discussion and analysis occur at both committee and Board meetings regarding risks and the associated impact or potential impact on our business operations, strategic plans and growth strategies.

CORPORATE GOVERNANCE
Our Corporate Governance Principles, the charters of each of the committees, and our Business Ethics Policy, all of which were reviewed and updated as necessary by the Board in fiscal year 2018, are available on our website at https://www.kimballinternational.com/corporate-governance.
Governance Highlights:
The following are some practices or policies we have or engage in as good governance practices:

•Robust stock ownership requirements for directors and executives	•Improving board diversity - more than 1/3 of our directors are female
•Director independence - seven of eight directors are independent	•Director resignation policy - requires director to submit resignation if majority support not received in uncontested elections
•Regular Board, committee and individual director evaluations	•Board and committee hiring of outside advisors independent of management
•Limits on director “over-boarding”	•Active Lead Independent Director role
•Robust “new director” orientation program	•Regular executive sessions held by independent directors
•“Double trigger” change in control provisions in executive agreements for awards granted after June 30, 2015	•All Audit Committee members meet the “audit committee financial expert” requirements
•Equal voting rights of all classes of stock	•Adjusted Say on Pay vote frequency from every three years to every year
•Board participation in CEO and senior executive succession planning	•Periodic review and adjustment of By-laws, Corporate Governance Principles, committee charters, and Business Ethics Policy
•Claw-back provisions contained in performance-based incentive compensation programs	•Stock repurchase plan to avoid dilution due to equity compensation
•10b5-1 stock trading program for executives when stock trading window is closed	•Long-term focus throughout Company history on environmental, sustainability, governance and citizenship initiatives as part of our strategy
In addition, we do NOT have or engage in the following activities:

•Repricing options	•Maintaining a poison pill
•Providing executive perquisites such as the use of corporate aircraft, country club memberships, company cars or estate planning services	•Permitting officers or directors to hedge or pledge their Company stock
•Providing tax gross-ups, pensions, post-employment healthcare or retirement benefits for our NEOs	•Having an exclusive venue or forum provision in our By-laws
As stated in our Corporate Governance Principles, when a director’s professional position changes, the Compensation and Governance Committee will evaluate and determine the continued appropriateness of the director’s membership on the Board. In fiscal year 2018, Mr. Connolly and Ms. Juster both changed their positions. Mr. Connolly became Chief Executive Officer of Follett Corporation, a privately-held company in the education market, while Ms. Juster retired from her position with Newell Brands. The Compensation and Governance Committee reviewed both of these changes and determined that both directors continue to be valuable, contributing members of the Board.
INVESTOR ENGAGEMENT
During fiscal year 2018, Company representatives, including our Chief Executive Officer, our President, our Chief Financial Officer, and our Director of Investor Relations, reached out to investors representing approximately 82% of the outstanding shares held by institutional investors. We proactively contacted many of these investors to request a meeting or conference call to discuss recent public communications we made to ensure that our investors were aware of various activities and to obtain feedback regarding their interests and concerns. We are pleased to have investors that are engaged and interested in our performance and progress.

We have had discussions with investors on a number of topics, including the outlook for the industry and markets in which we participate; our continued focus on new product introductions; our strategic growth plans, including by strategic acquisitions; economic concerns related to geopolitical events, trade policies and inflation; our continuous improvement activities; plans for the use of our cash; and the CEO transition, among others. We also discussed these topics and others in Company filings and on our quarterly earnings calls. Our Board receives an update on these discussions and our progress on our strategic goals and regularly evaluates our strategic plans and activities based on the feedback from these discussions to make sure our Shareowners’ interests are taken into consideration.
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
We maintain a policy regarding the review, approval and/or ratification of “related person” transactions (“Related Person Transaction Policy”). A related person transaction is one in which the Company is a participant, the amount involved exceeds $120,000, and any “related person” — including a director, an executive officer, a greater-than-5% Shareowner, or a member of their immediate family — has had, or will have, a direct or indirect material interest in the transaction. The Related Person Transaction Policy provides guidelines for the Compensation and Governance Committee’s basis of determination whether to approve, ratify, modify or reject a specific transaction which may lead to a conflict of interest between the Company and any executive officer, director or greater-than-5% Shareowner. Only related person transactions that are fair and reasonable to the Company and in the best interests of our Shareowners are approved or ratified.
The Compensation and Governance Committee, in the course of its review and approval or ratification of a related person transaction considers, among other things:

•	the commercial reasonableness of the transaction;

•	the materiality of the related person’s direct or indirect interest in the transaction;

•	whether the transaction may involve a conflict of interest, either apparent or actual;

•	the impact of the transaction on the related person’s qualification as “independent” as required by Nasdaq; and

•	whether the transaction would violate our Business Ethics Policy, Insider Trading Policy, or other Company policies regarding the conduct of our directors and officers.
Any member of the Compensation and Governance Committee who is a “related person” with respect to the transaction under review may not participate in the evaluation or decision-making regarding the acceptability of the transaction. If a quorum of the Compensation and Governance Committee is not available to review the transaction, the Board will conduct the review.
On an annual basis, each director and executive officer completes a questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be reported to our Chief Ethics and Compliance Officer either directly or through an anonymous reporting service. When reported, the transactions or other conflicts are reviewed by the Compensation and Governance Committee, and a determination is made by the Compensation and Governance Committee to approve, ratify, modify or reject the transaction, depending on what is in the best interests of our Shareowners.
During fiscal year 2018, one related party transaction was identified in which the Company is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest. Kristopher Hochgesang, brother of Kourtney Smith, one of our executive officers, has been employed by the Company as a sales training instructor for 34 years. In fiscal year 2018, he received approximately $125,251 in total compensation (including base salary, performance-based cash incentive, and Company contribution under our retirement plan).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our directors, executive officers and greater-than-ten-percent Shareowners file with the SEC and the Company an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our Common Stock. Based solely on our review of such forms received by the Company and written representation from our directors and executive officers, there were no instances of late or otherwise noncompliant filings during the fiscal year ended June 30, 2018.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our Board and its Compensation and Governance Committee (the “Committee”) regularly assess our compensation plans, looking for opportunities to make overall improvements and adjust to our changing needs.
We made several incremental changes to our fiscal year 2018 compensation program, including the following:

•
Implementation of the 2017 Stock Incentive Plan (“2017 Stock Plan”), as approved by our Shareowners in October 2017, including revisions to our stock award agreements, specifically to broaden the definition of retirement.

•
Revised the 2016 Annual Cash Incentive Plan (as amended, the “Annual Cash Incentive Plan”) to provide that any cash incentives earned for fiscal year 2018 would be paid in full in August 2018 and adjusted the retirement definition to be consistent with the 2017 Stock Plan.

•	Extended the eligibility to enter into an Executive Employment Agreement to all executive officers.
In addition, in May 2018, the Committee entered into an Amendment to Executive’s Terms of Employment with Mr. Schneider in conjunction with his retirement announcement, adjusting components of Mr. Schneider’s compensation package to incentivize him to stay through the time period necessary to appoint his replacement. A summary of the Amendment to Executive’s Terms of Employment is included under “Executive Officer and Director Compensation—Employment and Change in Control Agreements with NEOs and Potential Payments Upon Termination or Change in Control,” and the impact of such amendment on Mr. Schneider’s compensation arrangements and outstanding stock awards is discussed in the “Components of Compensation” section of this Compensation Discussion and Analysis.
The Committee, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee. Our stock-based compensation is comprised of a diversified set of plans, each designed, using sound metrics, to align our executive officers’ interests with those of our Shareowners.
This Compensation Discussion and Analysis provides detailed information regarding our executive compensation program and decisions and is intended to supplement the information provided in the “Executive Officer and Director Compensation” section below for Mr. Robert F. Schneider, Chairman of the Board, Chief Executive Officer; Ms. Michelle R. Schroeder, Vice President, Chief Financial Officer; Mr. Donald W. Van Winkle, President, Chief Operating Officer; Mr. Lonnie P. Nicholson, Vice President, Chief Administrative Officer; and Mr. Michael S. Wagner, Vice President, President, Kimball, based on their compensation for the fiscal year ended June 30, 2018. These officers are referred to herein as our “named executive officers,” or “NEOs.” While this Compensation Discussion and Analysis focuses on the NEOs, these compensation policies and practices apply to all of our executive officers.

Advisory Vote on Executive Compensation
At our Annual Meeting of Shareowners in 2017, our Shareowners participated in a non-binding, advisory vote on our executive compensation, referred to as “Say on Pay,” and a non-binding, advisory vote on the frequency with which future Say on Pay votes would occur, referred to as “Say on Pay Frequency.” The Shareowners approved, by approximately 98% of the votes cast, the compensation paid to our NEOs for fiscal year 2017. The Committee believes this reaffirms our Shareowners’ support of our approach to executive compensation, and no significant changes were made to this approach in fiscal year 2018 as a result of the Say on Pay vote. Also, following the recommendation of the Board, Shareowners indicated their preference to hold future Say on Pay votes on an annual basis. Given the outcome of the Say on Pay Frequency vote, the Board determined to hold future Say on Pay votes on an annual basis until the next Say on Pay Frequency vote, which will be held at the 2023 Annual Meeting of Shareowners, which the Board and management believe is good governance.
Compensation Philosophy
We provide a compensation and benefits package that includes base cash compensation, incentive compensation (both stock and cash), flexible healthcare benefits (based on employee choice), retirement, paid time off and professional development opportunities.
As stated in our Guiding Principles, “We want employees to share in their Company’s success, financially and through personal growth and fulfillment.” This sharing of success is embedded in a compensation philosophy focused on performance-based incentives. Incentive pay programs for executive officers include an annual cash incentive program, stock incentive plans, and a defined contribution, participant-directed retirement plan.
Base salary, cash incentive compensation, performance-based and service-based equity compensation, and our Company contribution under our retirement plan collectively comprise an executive officer’s annual total compensation. The Committee has established parameters for each of the compensation elements to ensure the appropriate mix of short-term cash, short-term stock, and long-term stock incentives as a percentage of base salary. The total target compensation for each executive officer is set based on the market value of the role (as described in more detail under “Executive Compensation Process” below) and the performance of the individual in that role. Market value is determined based on a compensation analysis conducted biannually by Conduent, Inc. (“Conduent”), a third-party consulting firm with expertise in executive compensation programs, hired by the Committee. Conduent reports directly to the Committee and does not provide any services beyond executive compensation consulting to the Company. The Committee assessed the independence of Conduent pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist. Ultimately, performance is measured by our results in satisfying customer needs and creating long-term Shareowner value. Depending on results, a NEO may earn more or less than target compensation.
In order for executive officers to realize their target compensation, which approximates market value for their respective role, we need to perform accordingly. Total compensation is directly linked to both contribution and results. Base salary is focused on rewarding the executive’s value-added contribution while incentive pay is focused on achieving both short-term and long-term results. We refrain from establishing inflexible pay grades and point systems traditionally associated with compensation of management as they can drive an inward perspective. Our focus is on customer/market needs and Shareowner value. We accomplish this by:

•
Rewarding Performance. All parts of compensation are designed to reward executive performance. Base salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. Incentive pay focuses on motivating the executive to achieve superior financial results.

•	Aligning with Shareowners’ interest. One of our key compensation objectives is to align the interests of the executives with our Shareowners by strongly linking compensation to Company financial performance. Improved Company performance leads to improved stock prices and increased Shareowner value.

•
Retaining Key Talent. We desire to retain our executives and other key employees by using elements of compensation that provide substantial opportunity for financial rewards in comparison to other professional opportunities.

Executive Compensation Process
The objectives of the executive compensation process are to:

•	Set the target compensation for all executive officers based on market value of each executive officer’s position

•	Determine the appropriate mix of compensation between cash and stock

•	Determine the appropriate mix of compensation among base salary, annual incentives and long-term incentives

•	Determine stock ownership requirements based on market data
In determining the appropriate mix of compensation components, the Committee has established guidelines for long-term stock, short-term stock, short-term cash incentive compensation, base salary and the Company contribution to our retirement plan. The Committee seeks to target each NEO’s total compensation to the level the Committee considers market competitive and reflective of individual performance, and therefore does not have a specific policy for allocating the amount of compensation among the long-term stock compensation programs. In fiscal year 2018, the grant date fair value of the target stock compensation, as a percent of base salary, for our CEO and the average for our other four NEOs was as follows:

The following chart illustrates the targeted allocation of fiscal year 2018 compensation, as determined by the Committee, for our CEO compared to the average allocation for our four other NEOs. Our CEO’s compensation has a larger proportion allocated to performance-based equity awards compared to our other NEOs.

(1)
The Annual Cash Incentive Plan component assumes a payout for our CEO of 60% of base salary and a payout for our other NEOs ranging between 40% to 50% of base salary. The Company contribution to our retirement plan is assumed to be 4% of eligible compensation.

(2)
Represents the grant date fair value of Annual Performance Shares, Long-Term Performance Shares and Relative Total Shareholder Return awards granted in fiscal year 2018 based on the achievement of 100% of the targeted level of performance.

(3)	Represents the grant date fair value of Restricted Stock Units granted in July 2017.
The preceding charts are both based on target compensation determined by the Committee at the beginning of fiscal year 2018, and therefore do not include the Restricted Stock Units granted to Mr. Schneider in May 2018 or the impact of the modification to Mr. Schneider’s existing stock awards, in both cases pursuant to the Amendment to Executive’s Terms of Employment entered into in conjunction with his announced retirement.
As part of this process, the Committee sets the target compensation of the CEO and approves the target compensation of the other executive officers in consultation with the CEO who manages those executives throughout the year. The Committee gives significant consideration to the recommendation of the CEO, but the final compensation decisions for all executive officers are within the Committee’s discretion. The only other role that executive officers have in this process is discussion with their manager, or in the case of the CEO, with the Committee, regarding their own individual fulfillment of expectations and overall job performance.
Factors considered by the Committee in setting executive compensation include, but are not limited to:

•	Market value for the role - based on external benchmarking as described below

•	Responsibilities - the scope and breadth of the duties and expectations of the roles

•	Leadership - demonstrated ability to lead an organization

•	Performance - with an emphasis on consistent, sustained productivity

•	Potential - demonstrated capacity to grow into even broader leadership responsibilities

•	Execution of strategy - demonstrated ability to successfully lead the fulfillment of strategic plans

•	Personal development - demonstrated willingness to continuously learn and grow professional and leadership skills

•	Promotion of Company culture and values - demonstrated commitment to modeling our Guiding Principles and ethical behavior

•	Company results - demonstrated leadership and teamwork to enable achievement of Company goals and performance targets
For fiscal year 2018, the Committee used market data from the following sources for executive compensation planning, analysis and decision-making:

•
Conduent, the Committee’s independent compensation consultant, advised that market conditions did not necessitate an updated compensation report. The Committee therefore used 2017 survey data received from Conduent from the Towers Watson Time Management Report and the Mercer Benchmark Database: Executive Compensation Survey and additional analysis provided by Conduent as the primary basis for the determination of fiscal year 2018 target compensation.

•
In determining market value for each executive officer position from the 2017 survey data, the market was defined as a broad range of companies across various industries in the $250 million to $1 billion revenue category. This peer group consisted of: American Woodmark Corporation, Apogee Enterprises, Inc., Bassett Furniture Industries, Inc., Builders FirstSource, Inc., The Dixie Group, Inc., Ethan Allen Interiors Inc., Flexsteel Industries, Inc., Herman Miller, Inc., HNI Corporation, Interface, Inc., Knoll, Inc., La-Z-Boy Incorporated, Norcraft Companies, Inc., Patrick Industries, Inc., Quanex Building Products Corporation, Simpson Manufacturing Co., Inc., Steelcase Inc. and Trex Company, Inc.

•
Compensation data from a peer group of furniture industry competitors’ proxy statements was reviewed and analyzed internally as yet another data point. This peer group consisted of: Herman Miller, Inc., HNI Corporation, Knoll, Inc. and Steelcase Inc. (collectively, the “Furniture Peer Group”).

For fiscal year 2019 executive compensation planning, the Committee utilized updated market data for all executive officer roles, as provided by Conduent. To determine appropriate adjustments to Mr. Schneider’s compensation as a result of his plan to retire, the Committee requested analysis from Conduent regarding CEO retirement compensation practices. The Committee members reviewed this information while taking into account several factors of importance for the Company, including the desire to retain Mr. Schneider until a new CEO is appointed with an appropriate transition period, to extend Mr. Schneider’s original non-competition and non-solicitation obligations, and to have access to Mr. Schneider as an advisor to the Board following his retirement. The Committee discussed these details with Mr. Schneider to arrive at the Amendment to Executive’s Terms of Employment, which was disclosed in a Current Report on Form 8-K filed on May 8, 2018. Changes to Mr. Schneider’s fiscal year 2019 compensation are described in the “Components of Compensation” section that follows.

Components of Compensation
As summarized above, our executive compensation program is comprised of the following primary components: (i) annual cash compensation, which includes base salary, performance-based cash incentive compensation and our contribution to the retirement plan, and (ii) stock incentive compensation, including performance-based and service-based equity awards, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual base salary
To provide an appropriate level of fixed compensation that will promote executive recruitment and retention based on business responsibilities, personal performance during the prior year, and leadership qualities.
Rewards performance. Retains executive talent.
Performance-based cash incentive compensation (Annual Cash Incentive Plan)	Variable component used to incent, motivate and link compensation with our financial success.	Rewards performance. Aligns interests with Shareowners’ interests. Retains executive talent.
Employer contribution to retirement plans	Variable component used to incent, motivate and link compensation with our financial success.	Rewards performance. Retains executive talent.
Performance-based stock incentive compensation (Annual Performance Shares (“APS”), Long-Term Performance Shares (“LTPS”), Relative Total Shareholder Return (“RTSR”))	Variable component used to incent, motivate and link compensation with the interests of our Shareowners.	Rewards performance. Aligns interests with Shareowners’ interests. Retains executive talent.
Service-based stock incentive compensation (Restricted Stock Units (“RSUs”))	To promote retention and alignment with Shareowners’ interests.	Retains executive talent. Aligns interests with Shareowners’ interests. Rewards tenure.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent.
Compensation Decisions
The annual compensation of our NEOs is based upon the process described in the “Executive Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the compensation component table above.
For fiscal year 2018, the Committee ensured that the executive compensation program was appropriately aligned with Shareowners’ interests and focused on improving key financial metrics that support our strategic business plans. The Committee took the following actions with respect to fiscal year 2018 and fiscal year 2019 NEO compensation.

Action Taken	Date Action Taken For Fiscal Year 2018	Date Action Taken For Fiscal Year 2019
Approved CEO’s discretionary awards authority	April 2017	July 2018
APS Award — approved the award agreement, the performance targets and the non-operating adjustments to the performance metric	July 2017	July 2018
RTSR and RSU Awards — approved the award agreements and the RTSR performance targets	July 2017	July 2018
Annual Cash Incentive Plan and LTPS — approved the performance targets and the non-operating adjustments to the performance metric	July 2017	July 2018
Retirement plan — approved the formula used to determine the Company contribution and the non-operating adjustments to the performance metric	July 2017	July 2018
Reviewed and approved target compensation of NEOs	July 2017	July 2018
Awarded APS, RSU and RTSR share opportunities	July 2017	July 2018
Board approval of the 2017 Stock Plan	August 2017	N/A
Approved Amendment to Executive’s Terms of Employment for Mr. Schneider	May 2018	N/A
Annual Cash Incentive Plan — approved change to payout to provide that any amounts earned for fiscal year 2018 would be paid in full in August 2018 for one-time tax benefit and change to definition of “Retirement.”
	May 2018	N/A
RTSR Awards — certified the RTSR performance for the RTSR award that vested at the end of the respective fiscal year, resulting in the issuance of shares	July 2018	TBD
Retirement plan — approved the annual retirement plan Company contribution for the respective fiscal year	August 2018	TBD
APS, LTPS and Annual Cash Incentive Plan — certified performance for the APS award, the LTPS award and the Annual Cash Incentive plan for the respective fiscal year, resulting in the issuance of LTPS and APS shares and the cash incentive payout
	August 2018	TBD
Annual Cash Compensation
1. Base Salary. Base salaries for the executive officers are based upon the following factors: market value of their respective position, scope of responsibilities, performance, the period over which they have performed those responsibilities, and other subjective factors as noted in the “Executive Compensation Process” section of this Compensation Discussion and Analysis. Annually, base salaries of executive officers, other than the CEO, are recommended by the CEO and then reviewed and approved by the Committee as part of the target compensation management process. The Committee sets the CEO’s base salary under the leadership of the Committee chairperson. For fiscal year 2018, the Committee reviewed the prior year market data, evaluated Conduent’s advice that such data had not changed significantly and determined the data was still relevant. Based on input from Conduent that compensation increases in the 2% to 3% range would be considered reasonable and appropriate, the Committee approved a base salary increase for fiscal year 2018 of 2.0% for Mr. Schneider to $612,000; 2.2% for Ms. Schroeder to $327,000; 2.4% for Mr. Van Winkle to $411,500; and 2.1% for Mr. Wagner to $316,500. Mr. Nicholson’s base salary remained at $300,000.
Fiscal year 2019 actions. In conjunction with his announced retirement, the Committee restructured Mr. Schneider’s compensation mix for fiscal year 2019, allocating all of his compensation to base salary. As a result, the Committee approved an annualized base salary for Mr. Schneider of $2.4 million, effective July 2, 2018. Assuming a retirement date of October 31, 2018, Mr. Schneider will receive approximately

$808,000 in base salary in fiscal year 2019. Subsequent to the end of fiscal year 2018, the Committee reviewed the updated market data for fiscal year 2019 provided by Conduent for each of the NEOs other than Mr. Schneider, which indicated that the base salary of each such NEO was within the range of market value for their respective position. Mr. Nicholson’s base salary was increased 1.0% to $303,000, to adjust his mix of compensation components to better align with the compensation paid to executives in similar positions at companies in our peer group. No other base salary changes were made for the other NEOs.
2. Cash Incentive Compensation.  Executive officers and employees in professional roles, excluding those covered by commissions incentive plans, are eligible to participate in the Annual Cash Incentive Plan. This plan provides participants with an opportunity to receive additional cash compensation if designated profitability levels (tiers) for the fiscal year are achieved. The Annual Cash Incentive Plan measures profitability at two levels within the Company: (1) overall Company performance (“Company-wide”); and (2) individual business unit level performance within the Company (“Business Unit”).
The goal of the Annual Cash Incentive Plan is to link each employee’s compensation with the financial success of the Company resulting in a clear incentive to achieve the targeted profitability levels and associated performance tiers. The potential cash incentive payout is a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. For each participant category, specific payout ranges are established. Higher payout ranges are set for executive officers who, by virtue of their leadership responsibilities and expectations, have a greater effect on Company-wide and Business Unit profitability. The following matrix summarizes the cash incentive payout percentages at each performance tier for each participant category:

Performance	Participant Categories
Tiers	1	2	3	4	5	6	7	8
Maximum	100%	80%	60%	50%	40%	30%	20%	10%
Target	40%	20%	15%	12%	10%	7%	5%	3%
Minimum	0%	0%	0%	0%	0%	0%	0%	0%
For each fiscal year, the Committee determines the appropriate performance metric and performance tiers.
Separate performance tiers are set for the Company-wide and Business Unit plans. The Committee approves the performance tiers within 90 days after the beginning of each fiscal year. The Committee may, within such 90-day time period, make adjustments for non-operating income/loss and other profit-computation elements as it deems appropriate to provide optimal incentives for participants of this plan. While the Committee may make adjustments beyond the 90-day period, any such adjustments will not be applicable to our NEOs.
The Committee has set the target cash incentive for our NEOs at a payout level that reflects the desired cash compensation at risk for their roles. Our NEOs are in participant category 1 and thus may earn cash incentives anywhere from 0% to 100% of base salary. To more closely align with the peer group compensation and salary survey data, for fiscal year 2018 Mr. Schneider’s target cash incentive compensation was set at Category 1 plus 20 percentage points and Mr. Van Winkle’s target cash incentive compensation was set at Category 1 plus 10 percentage points, but, in each case, the maximum cash incentive that Messrs. Schneider and Van Winkle could earn was 100% of their respective base salaries.
At the end of each fiscal year, but before cash incentives under this plan may be paid, the Committee certifies the actual performance that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the Annual Cash Incentive Plan. A participant’s total cash incentive under the Annual Cash Incentive Plan may not exceed $1,000,000 for any fiscal year.

Cash incentives earned under the current Annual Cash Incentive Plan for a particular fiscal year are accrued annually and are typically paid in two installments in the succeeding fiscal year with 50% payable in August and 50% payable in December. For fiscal year 2018 only, amounts earned for that fiscal year under the Annual Cash Incentive Plan were paid in full to participants in August 2018, as approved by the Committee on May 7, 2018, to take advantage of one-time tax benefits. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid installments. If a participant’s termination of employment is caused by retirement, death, permanent disability or certain other circumstances described in a participant’s employment agreement, the participant (or beneficiary, in the event of the participant’s death) will be entitled to receive all cash incentive payments for the previous fiscal year and a pro-rata share for the current fiscal year, all to be paid in full within 2½ months after the end of our fiscal year.
For fiscal year 2018, adjusted pre-tax income was selected as the performance metric and performance tiers were set to drive year over year improvement. The adjusted pre-tax income tiers for fiscal year 2018 were set by the Committee after considering key factors, including but not limited to the performance data of the companies in the Furniture Peer Group and desired levels of improvement in our adjusted pre-tax income. The equivalent adjusted pre-tax income percentage of 12.6% for the maximum tier level is at the high end of our Furniture Peer Group. Achievement of a 100% payout for executive officers was challenging because the Annual Cash Incentive Plan was designed to pay maximum cash incentives only if we achieved a 63% improvement in our fiscal year 2018 adjusted pre-tax income compared to our fiscal year 2017 adjusted pre-tax income.
Our adjusted pre-tax income tiers for the Company-wide plan for fiscal year 2018, as approved by the Committee, are shown below. Also shown for reference is the equivalent adjusted pre-tax income percentage and adjusted net income return on capital for each tier level.

Company-wide Tiers	Adjusted Pre-tax Income (in thousands)	Equivalent Adjusted Pre-tax Income %	Equivalent Adjusted Net Income Return on Capital
Maximum	$89,500	12.6%	55%
Target	$43,050	6.1%	26%
Minimum	$—	—%	—%
The minimum tier level is equivalent to break-even adjusted pre-tax income. The equivalent adjusted pre-tax income percentage at each performance tier level was determined by dividing (a) the adjusted pre-tax income for each tier by (b) fiscal year 2018 forecasted sales. The equivalent adjusted net income return on capital at each performance tier level was determined by dividing (a) adjusted net income by (b) forecasted total assets excluding cash, cash equivalents, and investments, less current liabilities. A reconciliation of pre-tax income calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to adjusted pre-tax income used to determine the payout under the Annual Cash Incentive Plan for fiscal year 2018, which excludes the net income of acquisitions occurring during the fiscal year, is shown in Appendix B — Reconciliation of GAAP to Non-GAAP Measures for Incentive and Retirement Plans.
During fiscal year 2018, Mr. Schneider, Ms. Schroeder, Mr. Van Winkle and Mr. Nicholson participated 100% at the Company-wide level while Mr. Wagner participated 25% at the Company-wide level and 75% in a Business Unit plan. For the past five years, cash incentive payouts averaged 65% for the Company-wide plan and 32% for the Kimball Business Unit Plan in which Mr. Wagner participated.

Based upon the fiscal year 2018 adjusted pre-tax income results, our NEOs received the following payouts under the Annual Cash Incentive Plan in August 2018.

Named Executive Officer	Annual Cash Incentive Plan Payout (% of FY 2018 Base Salary)
Robert F. Schneider	70%
Michelle R. Schroeder	50%
Donald W. Van Winkle	60%
Lonnie P. Nicholson	50%
Michael S. Wagner	36%
Mr. Wagner’s payout under the Annual Cash Incentive Plan is based on a combination of Company-wide adjusted pre-tax income results and the adjusted pre-tax income results of Kimball, the business unit for which he is responsible. We consider the adjusted pre-tax income results of Kimball to be competitive information and do not disclose the performance tiers or adjusted pre-tax income results for such business unit publicly.
Fiscal year 2019 actions. Pursuant to Mr. Schneider’s Amendment to Executive’s Terms of Employment, he will not participate in the Annual Cash Incentive Plan in fiscal year 2019. The Committee again set Mr. Van Winkle’s incentive under the Annual Cash Incentive Plan at the Category 1 target level plus 10 percentage points. The updated market data provided by Conduent indicated a total target compensation increase was appropriate for Ms. Schroeder, Mr. Nicholson and Mr. Wagner. As a result the Committee increased their incentive cash compensation to better align their mix of compensation components with executive officers in similar positions at companies in our peer group by setting the target cash incentive under the Annual Cash Incentive Plan for Ms. Schroeder, Mr. Nicholson and Mr. Wagner at the Category 1 target level plus 5 percentage points. The maximum cash incentive that each of the NEOs could earn remains at 100% of their respective base salaries.
Stock Compensation
Our 2017 Stock Plan approved by Shareowners in October 2017 permits us to grant a variety of stock incentive benefits consisting of stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards to eligible participants, similar to our Amended and Restated 2003 Stock Option and Incentive Plan (“2003 Stock Plan”). The Committee granted performance-based equity awards as well as retention-focused RSUs during fiscal year 2018 under these plans. The Committee’s view is that performance-based equity awards represent one of the more effective forms of stock incentive compensation available under a stock incentive plan, by tying compensation directly to the profitability of the Company. Stock incentives also promote retention as a result of their one-to-three year performance or vesting cycles, depending on the type of stock incentive granted. Our policy is to grant stock compensation awards in July of each fiscal year, or as triggered by a promotion or new hire into an executive role.
1.  Performance-Based Awards
Performance-based awards include a Relative Total Shareholder Return (RTSR) award generally with a three-year performance cycle, an Annual Performance Share (APS) award, and a Long-Term Performance Share (LTPS) award with one-fifth (1/5) of the LTPS award vesting annually over the succeeding five-year period. We began to phase out our LTPS award program in fiscal year 2016. We did not grant any new LTPS awards in fiscal year 2018. The maximum number of shares awarded to each of our NEOs under each plan is determined by the Committee based upon the factors noted in the “Executive Compensation Process” section. The APS award acts as an incentive to drive higher profits on a shorter-term annual basis. The RTSR and LTPS awards act as an incentive to drive higher profits and long-term stock price appreciation. The NEOs have no voting or dividend rights with respect to the performance-based awards until earned.

Relative Total Shareholder Return Awards.
For the RTSR award, the number of performance units granted is determined by the Committee and functions as a target. Each performance unit represents the right to receive one share of our Common Stock. For any specific performance cycle, the performance units earned will be determined based entirely on our Relative Total Shareholder Return (“Relative TSR”), as of the last day of the performance cycle.
For purposes of this award, Total Shareholder Return (“TSR”) is expressed as a compound annual growth rate as calculated in the following example, with the ##-month period representing the number of months of the award:

TSR =	(	Ending stock price + dividends paid	)	12 ##	– 1
Beginning stock price
Our TSR is compared to a peer group of companies approved by the Committee. To determine payout under the award, each peer group company’s TSR will be determined at the end of the performance cycle. Our TSR will be compared to the 80th percentile (would result in payout at 200% of the target RTSR shares), 50th percentile (would result in payout at 100% of the target RTSR shares), and 30th percentile (would result in payout at 50% of the target RTSR shares) TSRs of the peer group. Any Relative TSR between the 80th and 50th and the 50th and 30th percentiles will be interpolated. If our Relative TSR is less than the 30th percentile, the resulting payout would be 0%. If our TSR is less than zero, the payout will not exceed 100% of the target payout.
For the RTSR award that vested on June 30, 2018, our TSR of 11.9% for the performance cycle of July 2, 2015 to June 30, 2018, was at the 51st percentile of the peer group’s TSR during the same period, resulting in a 104% RTSR payout.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	27.4%	200%
50th percentile	11.3%	100%
30th percentile	(0.5)%	50%
Less than 30th percentile	—%	—%
The target number of shares awarded for the performance cycle of July 2, 2015 to June 30, 2018, and the actual number of earned shares which vested June 30, 2018 and were subsequently issued in Common Stock to each of our NEOs, are as follows:

Named Executive Officer	7/2/2015 RTSR Award (Targeted # of Shares)	RTSR Award (Number of Shares Issued) (1)
Robert F. Schneider	23,179	24,106
Michelle R. Schroeder	4,238	4,407
Donald W. Van Winkle	7,020	7,300
Lonnie P. Nicholson	1,656	1,722
Michael S. Wagner	—	—
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

During fiscal year 2018, the Committee extended RTSR awards to Mr. Schneider, Mr. Van Winkle, Ms. Schroeder and Mr. Nicholson, for a performance cycle beginning on July 1, 2017 and ending on June 30, 2020. The targeted number of RTSR shares awarded during fiscal year 2018 to each of our NEOs under the 2003 Stock Plan was as follows:

Named Executive Officer	FY 2018 RTSR Award (Targeted # of Shares)
Robert F. Schneider	16,502
Michelle R. Schroeder	3,083
Donald W. Van Winkle	5,120
Lonnie P. Nicholson	1,462
Michael S. Wagner	—

In conjunction with his announced retirement, Mr. Schneider’s RTSR awards granted in July 2016 and July 2017 were modified on May 7, 2018 pursuant to the terms of his Amendment to Executive’s Terms of Employment. The modification allows for vesting on the original vesting dates, on a pro-rata basis, with payout based upon the original performance levels and performance cycles as noted in each award agreement, of unvested RTSR awards that would have been forfeited upon his retirement per the terms of the original awards under the 2003 Stock Plan and the award agreements governing such awards.
The peer group for the fiscal year 2018 RTSR awards consisted of the following companies:

Company Name	Sub-Industry	Company Name	Sub-Industry
ACCO Brands Corporation	Office Services & Supplies	Insteel Industries, Inc.	Building Products
American Woodmark Corporation	Building Products	Interface, Inc.	Office Services & Supplies
Apogee Enterprises, Inc.	Building Products	Knoll, Inc.	Office Services & Supplies
ARC Document Solutions, Inc.	Office Services & Supplies	Masonite International Corporation	Building Products
Armstrong Flooring, Inc.	Building Products	NCI Building Systems, Inc.	Building Products
Builders FirstSource, Inc.	Building Products	NL Industries, Inc.	Office Services & Supplies
Comfort Systems USA, Inc.	Construction & Eng.	Patrick Industries, Inc.	Building Products
Continental Building Products, Inc.	Building Products	Ply Gem Holdings, Inc.	Building Products
CSW Industrials, Inc.	Construction & Eng.	Simpson Manufacturing Co., Inc.	Building Products
Essendant Inc.	Office Services & Supplies	Steelcase Inc.	Office Services & Supplies
Gibraltar Industries, Inc.	Building Products	Trex Company, Inc.	Building Products
Griffon Corporation	Building Products	Tutor Perini Corporation	Construction & Eng.
Herman Miller, Inc.	Office Services & Supplies	Universal Forest Products, Inc.	Building Products
HNI Corporation	Office Services & Supplies
APS Awards. The APS award agreement sets forth the target number of shares of our Common Stock which the participant is eligible to receive if the applicable performance levels for the performance period have been achieved. In fiscal year 2018 the Committee changed the performance metric for the APS awards from adjusted return on capital to adjusted return on equity. For fiscal year 2018, equity is defined as total assets, including cash, cash equivalents and investments, less total liabilities. The annual return on equity could be adjusted to exclude certain non-operating items if they occurred, but no such items occurred in fiscal year 2018 so no adjustments were made to return on equity for fiscal year 2018.

The number of shares of our Common Stock that each NEO actually received under the award was determined by multiplying the APS payout percentage calculated based on the following table by the target number of shares set forth in the award.

Return on Equity	FY 2018 APS Payout Percentage
26.5%	200%
21%	100%
15%	50%
<15%	—%
The actual annual return on equity earned is interpolated between the 26.5% and 21% or 21% and 15% levels. If actual annual return on equity is less than 15%, the payout is 0%. As a result of achieving an 18.6% return on equity in fiscal year 2018, the NEOs earned 80% of their targeted APS awards. The target number of shares awarded during fiscal year 2018, and the actual earned shares which vested June 30, 2018 and were subsequently issued in Common Stock to each of our NEOs, are as follows:

Named Executive Officer	FY 2018 APS Grant (Target Shares Awarded)	FY 2018 APS Grant (Shares Issued) (1)
Robert F. Schneider	9,922	7,937
Michelle R. Schroeder	2,861	2,288
Donald W. Van Winkle	8,051	6,440
Lonnie P. Nicholson	899	719
Michael S. Wagner	2,307	1,845
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

LTPS Awards. The LTPS award agreement sets forth the maximum number of shares of our Common Stock which the participant is eligible to receive if the applicable performance levels for the performance period have been achieved. In order to determine the number of shares that each NEO actually received for fiscal year 2018 performance, the NEO’s payout percentage (using the Company-wide level payout percentage for all NEOs calculated under the Annual Cash Incentive Plan for the performance year) was converted to an LTPS payout percentage according to the following table:

Annual Cash Incentive Plan Payout Percentage
LTPS Payout Percentage
40% - 100%	100%
0% - 39%	Annual Cash Incentive Plan Payout Percentage ÷ 40%
The resulting percentage is multiplied by the maximum number of shares eligible to be received in the applicable fiscal year. Shares ultimately earned for LTPS awards for fiscal year 2018 performance, which use the Company-wide level payout percentage for all our NEOs, were 100% of the shares awarded.

The number of shares related to prior year grants which vested on August 2, 2018, and were issued in Common Stock to each of our NEOs was as follows:

Named Executive Officer	Shares Issued Based on FY 2018 Performance Under Prior Fiscal Year LTPS Grants (1)
Robert F. Schneider	13,216
Michelle R. Schroeder	3,648
Donald W. Van Winkle	13,216
Lonnie P. Nicholson	13,216
Michael S. Wagner	2,656
________________________
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

In conjunction with his announced retirement, Mr. Schneider’s LTPS awards that will be outstanding as of his retirement date were modified on May 7, 2018 pursuant to the terms of his Amendment to Executive’s Terms of Employment. The modification provides that such LTPS awards, which would have been forfeited upon his retirement per the terms of the original awards under the 2003 Stock Plan and the award agreements governing such awards, will vest on a pro-rata basis on June 30, 2019.

Fiscal year 2019 performance-based awards. Subsequent to the end of fiscal year 2018, the Committee granted the following targeted number of performance-based awards to each of our NEOs under the 2017 Stock Plan as part of their fiscal year 2019 targeted compensation plan:

Named Executive Officer	FY 2019 APS Award (Targeted # of Shares)	FY 2019 RTSR Award (Targeted # of Shares)
Robert F. Schneider	—	—
Michelle R. Schroeder	998	3,091
Donald W. Van Winkle	2,746	5,132
Lonnie P. Nicholson	924	1,480
Michael S. Wagner	966	—
For fiscal year 2019 the APS award will be earned based on our annual return on capital, adjusted for certain non-operating items approved by the Committee. The APS vests on June 30, 2019.
The fiscal year 2019 RTSR awards have a three-year performance cycle ending on June 30, 2021. The peer group for the fiscal year 2019 RTSR awards was the same as the peer group utilized for the fiscal year 2018 RTSR award, except we:

•	removed ARC Document Solutions, Inc, Simpson Manufacturing Co., Inc. and Trex Company, Inc., as their market capitalization is outside our limits for our peer group;

•	removed Ply Gem Holdings, Inc. as they were acquired by another company; and

•	added Technoglass Inc. and WillScot Corporation.
In conjunction with Mr. Schneider’s announced retirement and pursuant to the terms of his Amendment to Executive’s Terms of Employment, he did not receive any new incentive-based stock grants for fiscal year 2019.

2.  Restricted Stock Units
In fiscal year 2018, the Committee awarded RSUs to NEOs and other key employees as another component of total targeted compensation in order to increase share ownership, driving greater alignment with our Shareowners. RSUs are time-based and generally cliff vest after three years to incentivize long-term retention. Dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting. As part of its compensation planning, the Committee determines the percentage of targeted compensation of each executive that should be represented by RSUs. As shown in the Targeted Compensation Components chart in the “Executive Compensation Process” section above, for fiscal year 2018 this percentage was 10% for our CEO and an average of 6% for our other NEOs. Mr. Schneider’s targeted RSU compensation percentage excludes the RSUs granted to Mr. Schneider in May 2018 pursuant to the Amendment to Executive’s Terms of Employment, as that grant was unrelated to his targeted compensation as CEO during fiscal year 2018.
The number of RSUs awarded in fiscal year 2018 was as follows:

Named Executive Officer	FY 2018 RSU Grant (Shares Awarded)
Robert F. Schneider	44,889
Michelle R. Schroeder	1,528
Donald W. Van Winkle	3,571
Lonnie P. Nicholson	—
Michael S. Wagner	6,081
RSUs granted on July 6, 2017, to Ms. Schroeder, Mr. Van Winkle and Mr. Wagner vest on June 30, 2020. Mr. Schneider was granted 11,624 RSUs on July 6, 2017 that vest on June 30, 2020. Mr. Schneider was also granted 33,265 RSUs on May 7, 2018 pursuant to the terms of his Amendment to Executive’s Terms of Employment, 17,301 of which vest on June 30, 2019 and 15,964 of which vest on June 30, 2020, in each case subject to Mr. Schneider fulfilling all of his obligations pursuant to the terms of his Executive Employment Agreement and that Amendment as of such date.
The number of RSUs and accumulated dividends which vested on June 30, 2018, and were issued in Common Stock to each of our NEOs was as follows:

Named Executive Officer	RSU Award (Number of Shares Issued) (1)	Accumulated Dividends on RSU Award (Number of Shares Issued) (1)
Robert F. Schneider	20,779	952
Michelle R. Schroeder	3,276	151
Donald W. Van Winkle	12,495	573
Lonnie P. Nicholson	812	38
Michael S. Wagner	8,974	411
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.

In conjunction with his announced retirement, Mr. Schneider’s RSU awards granted in July 2016 and July 2017 were modified on May 7, 2018 pursuant to the terms of his Amendment to Executive’s Terms of Employment. The modification provides that such RSU awards, which would have been forfeited upon his retirement under the terms of the original awards under the 2003 Stock Plan and the award agreements governing such awards, will vest on a pro-rata basis on the effective date of Mr. Schneider’s retirement.

Fiscal year 2019 RSU awards. Subsequent to the end of fiscal year 2018, the Committee granted the following number of RSUs to each of our NEOs except for Mr. Schneider under the 2017 Stock Plan as part of their fiscal year 2019 target compensation plan:

Named Executive Officer	FY 2019 RSU Award (Vesting on June 30, 2019)	FY 2019 RSU Award (Vesting on June 30, 2020)	FY 2019 RSU Award (Vesting on June 30, 2021)
Michelle R. Schroeder	1,915	4,727	6,283
Donald W. Van Winkle	6,943	17,112	20,748
Lonnie P. Nicholson	2,074	8,252	8,251
Michael S. Wagner	1,384	3,418	9,611

3. Discretionary Cash and Stock Compensation
For certain new hires, promotions or special situations in which individual achievement may not be adequately recognized under incentive plans, the Committee grants authority to the CEO to distribute additional discretionary stock compensation up to an aggregate maximum amount and/or cash to eligible participants other than executive officers. Any discretionary stock awards or cash to executive officers must be approved by the Committee.
For fiscal years 2018 and 2019, the maximum number of shares approved by the Committee was 125,000 shares of Common Stock. The stock compensation may be in the form of share award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the then applicable stock plan. Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the CEO determines, in his sole discretion. No employee has a guaranteed right to discretionary compensation.
With respect to the NEOs, for fiscal year 2018, no discretionary cash or stock compensation was awarded.

Stock Ownership Guidelines
Our current stock ownership guidelines set the expectation that our independent directors and executive officers are to maintain beneficial ownership of our Common Stock at or above a value expressed as a multiple of their director fees or their base salary, as the case may be, for as long as they remain a director or executive officer. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts and retirement plans. Unearned incentive stock awards are not counted towards ownership until earned.
The guidelines promote overall corporate responsibility, encourage decisions focused on a long-term view, and align our directors’ and executive officers’ perspectives with the interests of our Shareowners. Any shares subject to the ownership requirements are prohibited from pledging or hedging activities.
Executive officers and directors are expected to meet stock ownership requirements within five years, beginning from the later of November 1, 2014, or the date of their appointment or election. Each director will receive a minimum of 50% of the cash component of their Board fees in Common Stock until such time as the director has met the stock ownership requirements, at which time the director will be permitted to adjust the amount of his or her future cash component paid in our Common Stock. Annually, the Committee will review progress toward the achievement of the stock ownership requirements and use its judgment on consequential actions if requirements are not met in a timely manner. Directors and executive officers are not permitted to dispose of shares of our Common Stock prior to meeting the stock ownership requirements.

The ownership multiples are as follows:

Position	Value as a Multiple of Base Salary or Director Fees
Independent Directors	X 3
Chairman and CEO	X 5
Chief Operating Officer	X 3
Vice Presidents	X 2

As of August 17, 2018, all directors and NEOs who have held their positions for more than five years were in compliance with the stock ownership requirements.

Other Compensation and Employee Benefits
Retirement Plan
Our NEOs participate in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract candidates for employment and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution as determined by the Committee. The Committee considers Company profitability among other factors when determining the contribution. For fiscal year 2018, the Committee approved that the formula for determining the Company contribution would be based on net income before after-tax retirement expense, adjusted to exclude any net income of acquired companies during the fiscal year of the acquisition. The total Company contribution is allocated based upon the total eligible compensation of eligible participants. Eligible compensation excludes all stock-based compensation. Each eligible participant’s Company contribution percentage is identical, including our NEOs. Our contribution percentage for fiscal year 2018 was 4.1% of eligible compensation, up to the annual compensation limit under Section 401(a) of the Internal Revenue Code. Participant contributions are fully vested immediately and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs are fully vested.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%

The Retirement Plan is fully funded and participants may choose to invest their balances among any combination of investment options offered.
For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated employees (HCE), their individual Company contribution under the Retirement Plan is reduced. See the following “Nonqualified Deferred Compensation” section.
Nonqualified Deferred Compensation
For our NEOs, as well as other executive officers and other key employees who are deemed to be highly compensated under the 1986 Tax Reform Act, there is a fully-funded, nonqualified, Supplemental Employee Retirement Plan (“SERP”) under which we contribute to the account of each participant an amount equal to the reduction in their Company contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act. In addition, participants may voluntarily defer up to 50% of their eligible compensation under the SERP. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan, and are made within 2½ months after the end of the fiscal year. Our contribution percentage for fiscal year 2018 was 4.1% of eligible compensation in excess of the annual compensation limit under Section 401(a) of the Internal Revenue Code. Investment options are the same as those under the Retirement Plan except for the exclusion of a fixed income fund and the addition of a money market fund. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of our general creditors in the event of our insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation in Fiscal Year 2018 Table in this Proxy Statement.
Other Compensation
The executive officers participate in an Executive Preventative Healthcare Program which reimburses for executives’ and covered spouses’ travel to healthcare facilities for annual preventative exams. Executives otherwise have the same preventative healthcare coverage as provided to all Company employees, through our consumer-driven healthcare plan options.
Pursuant to his Amendment to Executive’s Terms of Employment, we will reimburse Mr. Schneider for premiums paid for COBRA continuation of health, dental and vision insurance coverage for a period of 18 months following the effective date of his retirement or, if earlier, until termination of his COBRA coverage.
No loans of Company funds have ever been made to any executive officer for any purpose.
Employment, Change in Control, and Severance Agreements
We have written executive employment agreements which include compensatory provisions with Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, Mr. Nicholson, and Mr. Wagner, and also have change in control agreements with each of the NEOs.  These agreements are intended to align with competitive practices within the industries in which we operate and are designed to enhance the retention of executives and protect our interests by way of restrictive covenants.  The agreements determine the amount and timing of compensation payable to NEOs in the event of termination of employment under various circumstances. The agreements are described in the section entitled “Executive Officer and Director Compensation—Employment and Change in Control Agreements with NEOs and Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Tax and Accounting Considerations
Section 162(m)
The Committee has considered the potential effect of Section 162(m) of the Internal Revenue Code on executive compensation. Prior to the adoption of the Tax Cuts and Jobs Act (“Tax Reform”) in December 2017, Section 162(m) limited the deductibility of non-performance-based executive compensation in excess of $1,000,000 paid to our NEOs covered under the law. Performance-based stock award programs, including our RTSR, APS and LTPS awards, and cash incentives paid under our Annual Cash Incentive Plan were designed to be deductible as qualified performance-based compensation under Section 162(m). Tax Reform generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that grandfathers certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation paid to our covered executives in excess of $1 million will not be deductible unless it qualifies for transition as a grandfathered award.

The Committee considers deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish our compensation program objectives.
Section 280G
Payments provided in connection with a change in control of a company may be subject to an excise tax under Section 4999 of the Internal Revenue Code. These payments also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Internal Revenue Code. Our change in control agreements eliminate the risk of excise taxes and nondeductible federal income taxes by reducing any payments to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. Our change in control agreements do not provide for Section 4999 excise tax gross-up payments.
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the inclusion of deferred compensation in an employee’s income, as well as certain additional taxes, penalties and interest. We intend for, but do not currently require, our nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A.
Recovery (Claw Back) of Compensation for Executive Misconduct
Provisions for recovery of already-vested stock compensation due to executive misconduct are included in the 2017 Stock Plan as well as our APS, RTSR and RSU award agreements, which must be signed by executive officers and other employees receiving such awards. Any share awards that have not yet vested at the time of an executive officer’s separation for cause would not vest and the executive officer would therefore not receive any shares. Additionally, with respect to the APS, RTSR and RSU awards, share awards distributed in the 12 months prior to an executive officer’s separation for cause or breach of the executive officer’s executive employment agreement must be repaid upon our written demand.
In addition, if we determine that an executive officer has engaged in fraudulent or intentional misconduct, resulting in a restatement of our financial results, we would take all reasonable and effective actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

COMPENSATION COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2018 and this Proxy Statement. This report is provided by the following independent directors who comprise the Committee: Timothy J. Jahnke (Chairperson), Thomas J. Tischhauser, and Susan B. Frampton.

COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our employee compensation program philosophies, policies and practices are not reasonably likely to have a material adverse effect on the Company. Further, the Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, but rather focus the executives on long-term strategic goals, shorter-term objectives and alignment with Shareowner interests.
The Committee extensively reviewed the elements of executive compensation to determine whether any portion of such compensation encouraged excessive risk-taking and concluded:

•	the cash incentive performance targets are appropriately set to motivate achievement of realistic Company financial goals;

•	performance-based equity awards, including APS awards and RTSR awards, are appropriately linked to Company performance goals and profitability, both short-term and long-term;

•
cash incentives and performance-based equity awards are earned at multiple levels of performance depending on actual results relative to realistic financial targets, rather than an “all-or-nothing” approach;

•	RSU awards generally vest over a three-year period to encourage executive officers to maintain a long-term perspective; and

•
stock ownership guidelines discourage excessive risk-taking not only by setting reasonable levels of ownership but also by restricting the ability of officers and directors to hedge or pledge shares in which they have beneficial ownership.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to NEOs for or during the fiscal years ended June 30, 2018, 2017, and 2016, excluding those fiscal years where individuals were not classified as NEOs. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.
The Summary Compensation Table contains values calculated and disclosed according to SEC reporting requirements. As described in more detail in Note 2 to the Summary Compensation Table, the “Stock Awards” column reflects awards with a grant date during each fiscal year.
In conjunction with Mr. Schneider’s announced retirement, certain of his outstanding stock awards were modified on May 7, 2018. The SEC reporting requirements and interpretations require us to include in the “Stock Awards” column for Mr. Schneider for fiscal year 2018 the fair value on the original grant date of the stock awards granted to him in fiscal year 2018, plus the fair value on the modification date of any of those same awards that were modified, plus the fair value on the modification date of the modified stock awards that were granted to him in fiscal year 2017. As a result, the amount in the “Stock Awards” column is significantly higher than the compensation actually received by Mr. Schneider in fiscal year 2018, and is significantly higher than the actual value that will be realized by Mr. Schneider upon the vesting of such awards. See Note 2 to the Summary Compensation Table below for further detail.

Name and Principal Position			Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	Salary ($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Robert F. Schneider	2018	$611,538	$—	$2,976,262	$428,077	$67,149	$4,083,026
Chairman of the Board, Chief Executive Officer	2017	$598,077	$—	$1,205,940	$532,289	$58,886	$2,395,192
	2016	$550,004	$—	$1,555,590	$346,503	$41,643	$2,493,740
Michelle R. Schroeder	2018	$326,708	$—	$198,528	$163,354	$25,191	$713,781
Vice President, Chief Financial Officer	2017	$320,008	$—	$266,441	$220,806	$24,119	$831,374
	2016	$320,008	$—	$321,217	$169,604	$17,933	$828,762
Donald W. Van Winkle	2018	$411,104	$—	$519,776	$246,662	$41,709	$1,219,251
President, Chief Operating Officer	2017	$401,804	$—	$728,456	$317,425	$38,868	$1,486,553
	2016	$401,804	$—	$802,177	$212,956	$29,933	$1,446,870
Lonnie P. Nicholson	2018	$300,000	$—	$264,188	$150,000	$24,781	$738,969
Vice President, Chief Administrative Officer	2017	$300,000	$—	$286,375	$207,000	$23,072	$816,447
	2016	$297,136	$10,000	$261,736	$157,482	$15,344	$741,698
Michael S. Wagner	2018	$316,274	$—	$183,907	$113,859	$27,355	$641,395
Vice President; President, Kimball

__________________

(1)
Amount consists of discretionary cash compensation awarded to Mr. Nicholson in fiscal year 2016 for his leadership role in the successful spin-off of our EMS division. No discretionary cash compensation was paid to our NEOs for services rendered in fiscal years 2018 or 2017.

(2)	Stock awards consist of RSU, RTSR, APS and LTPS awards, as follows:

•	The compensation reported in the “Stock Awards” column above represents stock compensation for each of our NEOs at the grant date fair value and based on the target level of performance for applicable performance-based awards, which does not reflect compensation actually received or earned by the NEOs in the respective years.

•	Pursuant to the SEC reporting requirements and interpretations, the amount included in the “Stock Awards” column for Mr. Schneider in fiscal year 2018 includes:
(i) the original grant date fair value of the stock awards granted to Mr. Schneider in July 2017;
(ii) the incremental fair value of the July 2017 awards, as modified on May 7, 2018 pursuant to his Amendment to Executive’s Terms of Employment, computed as of the modification date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”);
(iii) the incremental fair value of certain stock awards granted in fiscal year 2017 (the original grant date fair value of which is reported in the “Stock Awards” column in fiscal year 2017), as modified on May 7, 2018 pursuant to his Amendment to Executive’s Terms of Employment, computed as of the modification date in accordance with ASC 718; and
(iv) the grant date fair value of the RSUs granted to Mr. Schneider in May 2018 pursuant to his Amendment to Executive’s Terms of Employment.
The RSU and RTSR amounts included in the “Stock Awards” column for Mr. Schneider for fiscal year 2018 assume that Mr. Schneider’s RSUs will vest in full and his RTSRs will vest at the target level of performance and will not be subject to any proration. However, with the exception of the RSUs granted in May 2018, those awards will be prorated as of the effective date of Mr. Schneider’s retirement. For fiscal year 2018, (i) the grant date fair value of the RSUs granted in May 2018, plus (ii) the incremental fair value, calculated as of the May 7, 2018 modification date, of the prorated number of shares that would vest under the modified RSU and RTSR stock awards granted in July 2017, assuming Mr. Schneider retires on October 31, 2018, plus (iii) the grant date fair value of the APS and LTPS awards granted in July 2017, would have been $1,176,522 instead of the $2,976,262 shown in the “Stock Awards” column, and total compensation would have been $2,283,286 instead of $4,083,026 as shown in the above table.

•
The assumptions used to calculate the grant date fair values are set forth in Note 8 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018.

•
The following tables set forth the relevant terms of the RSU, RTSR, APS and LTPS awards granted during each fiscal year, and the grant date fair value or incremental fair value, as applicable, included in the “Stock Awards” column for such awards in each such fiscal year:

Restricted Stock Units:
Name	Fiscal Year	Grant Date or Modification Date	Vest Date (1)	Grant Date Fair Value or Incremental Fair Value per Share (2)	Fair Value Included in Stock Awards Column	Fair Value of Shares after Proration Assuming Mr. Schneider’s Retirement at 10/31/18 (3)
Robert F. Schneider	2018
— Original FY 2018 grant		7/6/2017	6/30/2020	$16.76	$194,818	$0
— Modified FY 2018 grant (4)		5/7/2018	pro-rata on retirement date	$16.79	$195,167	$86,737
— Modified FY 2017 grant (4)		5/7/2018	pro-rata on retirement date	$16.79	$458,317	$356,468
— May 2018 grant (5)		5/7/2018	two installments of 17,301 and 15,964 on 6/30/19 and 6/30/20, respectively	$16.79	$558,519	$558,519
— Original FY 2017 grant	2017	7/1/2016	6/30/2019	$11.43	$312,005	$0
	2016	7/2/2015	6/30/2018	$12.32	$255,997	N/A

Restricted Stock Units:
Name	Fiscal Year	Grant Date or Modification Date	Vest Date (1)	Grant Date Fair Value or Incremental Fair Value per Share (2)	Fair Value Included in Stock Awards Column	Fair Value of Shares after Proration Assuming Mr. Schneider’s Retirement at 10/31/18 (3)
Michelle R. Schroeder	2018	7/6/2017	6/30/2020	$16.76	$25,609	N/A
	2017	7/1/2016	6/30/2019	$11.43	$55,710	N/A
	2016	7/2/2015	6/30/2018	$12.32	$40,360	N/A
Donald W. Van Winkle	2018	7/6/2017	6/30/2020	$16.76	$59,850	N/A
	2017	7/1/2016	6/30/2019	$11.43	$169,313	N/A
	2016	7/2/2015	6/30/2018	$12.32	$153,938	N/A
Lonnie P. Nicholson	2017	7/1/2016	6/30/2019	$11.43	$39,776	N/A
	2016	7/2/2015	three annual installments - 6/30/16, 6/30/17, 6/30/18	$12.32	$30,012	N/A
Michael S. Wagner	2018	7/6/2017	6/30/2020	$16.76	$101,918	N/A

(1) RSU awards do not have performance conditions, except that the vesting of Mr. Schneider's RSU awards granted in May 2018 are subject to the fulfillment of all of his obligations as stated in his Executive Employment Agreement and his Amendment to Executive’s Terms of Employment.

(2) The grant date fair value per share, or the incremental fair value per share of the modified awards as of the modification date, is based on the closing price of our Common Stock as reported by Nasdaq on the grant date or the modification date, as applicable.

(3) For the RSUs granted in May 2018, represents the grant date fair value of such RSUs. For the other RSUs granted to Mr. Schneider, represents the incremental fair value, calculated as of the May 7, 2018 modification date, of the prorated number of shares that would vest on the effective date of Mr. Schneider’s retirement under such awards, as modified, assuming a retirement date of October 31, 2018.

(4) Existing grants modified pursuant to the terms of Mr. Schneider's Amendment to Executive’s Terms of Employment dated May 7, 2018.
(5) Represents a new RSU award granted pursuant to the terms of Mr. Schneider's Amendment to Executive’s Terms of Employment dated May 7, 2018.

Relative Total Shareholder Return awards:
Name	Fiscal Year	Grant Date or Modification Date	Vest Date	Grant Date Fair Value or Incremental Fair Value per Share (1)	Fair Value Included in Stock Awards Column (2)	Grant Date Fair Value or Incremental Fair Value at Maximum Level of Performance (3)	Fair Value of Shares after Proration Assuming Mr. Schneider’s Retirement at 10/31/18 and Target Level of Performance Being Achieved (4)
Robert F. Schneider	2018
— Original FY 2018 grant		7/6/2017	6/30/2020	$21.21	$350,007	$700,014	$0
— Modified FY 2018 grant (5)		5/7/2018	6/30/2020	$20.32	$335,321	$670,642	$149,027
— Modified FY 2017 grant (5)		5/7/2018	6/30/2019	$19.96	$501,874	$1,003,748	$390,338
— Original FY 2017 grant	2017	7/1/2016	6/30/2019	$13.92	$350,004	$700,009	$0
	2016	7/2/2015	6/30/2018	$15.10	$350,003	$700,006	N/A
Michelle R. Schroeder	2018	7/6/2017	6/30/2020	$21.21	$65,390	$130,780	N/A
	2017	7/1/2016	6/30/2019	$13.92	$64,004	$128,008	N/A
	2016	7/2/2015	6/30/2018	$15.10	$63,994	$127,988	N/A

Relative Total Shareholder Return awards:
Name	Fiscal Year	Grant Date or Modification Date	Vest Date	Grant Date Fair Value or Incremental Fair Value per Share (1)	Fair Value Included in Stock Awards Column (2)	Grant Date Fair Value or Incremental Fair Value at Maximum Level of Performance (3)	Fair Value of Shares after Proration Assuming Mr. Schneider’s Retirement at 10/31/18 and Target Level of Performance Being Achieved (4)
Donald W. Van Winkle	2018	7/6/2017	6/30/2020	$21.21	$108,595	$217,190	N/A
	2017	7/1/2016	6/30/2019	$13.92	$106,001	$212,002	N/A
	2016	7/2/2015	6/30/2018	$15.10	$106,002	$212,004	N/A
Lonnie P. Nicholson	2018	7/6/2017	6/30/2020	$21.21	$31,009	$62,018	N/A
	2017	7/1/2016	6/30/2019	$13.92	$25,000	$50,001	N/A
	2016	7/2/2015	6/30/2018	$15.10	$25,006	$50,011	N/A

(1) The grant date fair value per share, or the incremental fair value per share of the modified awards as of the modification date, was calculated using a Monte Carlo simulation as of the grant date or the modification date, as applicable. The Monte Carlo valuation technique involves estimating the movement of stock prices and the effects of volatility, interest rates, and dividends.

(2) The amounts included in the “Stock Awards” column represent the grant date fair value or, in the case of Mr. Schneider’s modified awards, the incremental fair value of the modified awards as of the modification date, in each case based upon the target level of performance being achieved (which would result in the payout of 100% of the target number of RTSRs granted), which is the level of performance that was deemed probable on each such date. The actual payout for the fiscal year 2016 RTSR awards was at the 104% level.

(3) Under these awards, a participant will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle.
The amounts included in this column represent the grant date fair value or, in the case of Mr. Schneider’s modified awards, the incremental fair value of the modified awards as of the modification date, of the maximum number of RTSR shares that can be earned.

(4) Represents the incremental fair value, calculated as of the May 7, 2018 modification date, of the prorated number of shares that would vest at the end of the applicable performance cycle under such awards, as modified, assuming a retirement date of October 31, 2018 and assuming that the target level of performance is achieved in each performance cycle.

(5) Existing grants modified pursuant to the terms of Mr. Schneider's Amendment to Executive’s Terms of Employment dated May 7, 2018.

Performance Share awards:
Name	Fiscal Year	Grant Date	Vest Date (1)	Grant Date Fair Value Per Share (2)	Fair Value Included in Stock Awards Column (3)	Grant Date Fair Value at Maximum Level of Performance (4)
Robert F. Schneider	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$382,239	$546,150
	2017	7/1/2016	August 2017	$11.21	$543,931	$852,542
	2016	7/2/2015	July 2016	$12.12	$949,590	$1,550,511
Michelle R. Schroeder	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$107,529	$154,793
	2017	7/1/2016	August 2017	$11.21	$146,727	$228,526
	2016	7/2/2015	July 2016	$12.12	$216,863	$337,542
Donald W. Van Winkle	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$351,331	$484,334
	2017	7/1/2016	August 2017	$11.21	$453,142	$670,964
	2016	7/2/2015	July 2016	$12.12	$542,237	$735,805
Lonnie P. Nicholson	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$233,179	$248,030
	2017	7/1/2016	August 2017	$11.21	$221,599	$290,025
	2016	7/2/2015	July 2016	$12.12	$206,718	$242,400

Performance Share awards:
Name	Fiscal Year	Grant Date	Vest Date (1)	Grant Date Fair Value Per Share (2)	Fair Value Included in Stock Awards Column (3)	Grant Date Fair Value at Maximum Level of Performance (4)
Michael S. Wagner	2018	7/6/2017	6/30/2018 APS; August 2018 LTPS	$16.52	$81,989	$120,101

(1) Annual Performance Shares ("APS") vest after one year, and Long-Term Performance Shares ("LTPS") vest over time, with one-fifth (1/5) of the LTPS award vesting annually over a five-year period.
(2) The grant date fair value per share is calculated using the closing price of our Common Stock as reported by Nasdaq on the grant date, reduced by the present value of dividends not payable on outstanding performance shares.

(3) The amounts included in the “Stock Awards” column represent the grant date fair value based upon the target level of performance being achieved (which would result in the payout of 100% of the target number of shares granted), which was the level of performance that was deemed probable on such date.

(4) Represents the grant date fair value of the maximum number of APS shares that can be earned at 200% of target, and the maximum number of LTPS shares that can be earned at 100% of target.

(3)
Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year, pursuant to the applicable plans. The amounts are paid in the following fiscal year. For a description of the Annual Cash Incentive Plan and the payout percentages awarded to the NEOs under the Annual Cash Incentive Plan for fiscal year 2018, see “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Compensation — Cash Incentive Compensation.”

(4)
In fiscal year 2018, NEOs received reimbursement for travel to participate in the Executive Preventative Healthcare Program, Company contributions earned for the Retirement Plan and SERP, a de minimus Christmas gift, and group term life insurance. SERP and Retirement Plan Company contribution amounts earned for fiscal year 2018 were $46,540 for Mr. Schneider; $22,281 for Ms. Schroeder; $29,645 for Mr. Van Winkle; $20,633 for Mr. Nicholson; and $20,059 for Mr. Wagner. Also included in this column for fiscal year 2018 were dividends credited on unvested RSUs at a value of $19,045 for Mr. Schneider; $2,710 for Ms. Schroeder; $8,646 for Mr. Van Winkle; $1,202 for Mr. Nicholson; and $7,196 for Mr. Wagner. Dividend amounts were determined based on the number of RSUs multiplied by the Common Stock dividend rate per share for dividend declarations prior to the RSU vesting date during the fiscal year. Dividends on RSUs are paid in share equivalents based on the closing price of our Common Stock as reported by Nasdaq on the RSU vesting date. In fiscal years 2017 and 2016, NEOs received the same types of other compensation as they received in fiscal year 2018.

(5)
Fiscal year 2016 compensation includes RTSR awards, which typically have a three-year vesting period, for Mr. Schneider, Mr. Van Winkle, Ms. Schroeder, and Mr. Nicholson. To phase in the three-year vesting period, additional APS awards were granted during fiscal year 2016 to fill the void until the initial RTSR awards vested in June 2017. The grant date fair values of the three-year RTSR awards and the transitional one-year APS awards are both shown in the “Stock Awards” column during fiscal year 2016, along with the grant date fair values of the other equity awards granted in fiscal year 2016, as required by SEC regulations, even though the RTSR awards were not earned by the NEOs during fiscal year 2016. The grant date fair value of the transitional APS awards included in the “Stock Awards” column in fiscal year 2016 was $573,858 for Mr. Schneider, $104,935 for Ms. Schroeder, $173,801 for Mr. Van Winkle, and $24,591 for Mr. Nicholson. Excluding the transition awards, total fiscal year 2016 compensation would be $1,919,882 for Mr. Schneider, $723,827 for Ms. Schroeder, $1,273,069 for Mr. Van Winkle, and $717,107 for Mr. Nicholson. Fiscal year 2017 compensation includes similar transitional one-year APS awards with a grant date fair value of $116,667 for Mr. Schneider, $21,333 for Ms. Schroeder, $35,333 for Mr. Van Winkle, and $25,000 for Mr. Nicholson. Excluding the transition awards, total fiscal year 2017 compensation would be $2,278,525 for Mr. Schneider, $810,041 for Ms. Schroeder, $1,451,220 for Mr. Van Winkle, and $791,447 for Mr. Nicholson.

See the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2018

		Estimated Possible Payouts Under Non-Equity Incentive Plan Award (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Robert F. Schneider
Annual Cash Incentive Plan		$—	$366,923	$611,538
APS(4)	07/06/17				—	9,922	19,844		$163,911
LTPS(5)	07/06/17				—	13,216	13,216		$218,328
RSU - original FY 2018 award (6)	07/06/17							11,624	$194,818
RSU - modified FY 2018 award (6)	05/07/18							11,624	$195,167
RSU - modified FY 2017 award (6)	05/07/18							27,297	$458,317
RSU	05/07/18							33,265	$558,519
RTSR - original FY 2018 award (7)	07/06/17				—	16,502	33,004		$350,007
RTSR - modified FY 2018 award (7)	05/07/18				—	16,502	33,004		$335,321
RTSR - modified FY 2017 award (7)	05/07/18				—	25,144	50,288		$501,874
Michelle R. Schroeder
Annual Cash Incentive Plan		$—	$130,683	$326,708
APS(4)	07/06/17				—	2,861	5,722		$47,264
LTPS(5)	07/06/17				—	3,648	3,648		$60,265
RSU	07/06/17							1,528	$25,609
RTSR(7)	07/06/17				—	3,083	6,166		$65,390
Donald W. Van Winkle
Annual Cash Incentive Plan		$—	$205,552	$411,104
APS(4)	07/06/17				—	8,051	16,102		$133,003
LTPS(5)	07/06/17				—	13,216	13,216		$218,328
RSU	07/06/17							3,571	$59,850
RTSR(7)	07/06/17				—	5,120	10,240		$108,595
Lonnie P. Nicholson
Annual Cash Incentive Plan		$—	$120,000	$300,000
APS(4)	07/06/17				—	899	1,798		$14,851
LTPS(5)	07/06/17				—	13,216	13,216		$218,328
RTSR(7)	07/06/17				—	1,462	2,924		$31,009
Michael S. Wagner
Annual Cash Incentive Plan		$—	$126,510	$316,274
APS(4)	07/06/17				—	2,307	4,614		$38,112
LTPS(5)	07/06/17				—	2,656	2,656		$43,877
RSU	07/06/17							6,081	$101,918
_________________
(1) Represents potential cash incentive payments under the Annual Cash Incentive Plan with respect to fiscal year 2018 performance. The awards do not contain minimum thresholds. The target amount is a cash incentive payout reflecting the desired level of compensation at risk. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the Annual Cash Incentive Plan for fiscal year 2018 performance. See “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the Annual Cash Incentive Plan.

(2) Amounts represent the number of RSUs granted to our NEOs. RSUs granted on July 6, 2017 vest on June 30, 2020; the RSUs granted on May 7, 2018 to Mr. Schneider pursuant to his Amendment to Executive’s Terms of Employment vest on June 30, 2019 and June 30, 2020, in each case subject to him fulfilling all of his obligations pursuant to the terms of his Executive Employment Agreement and such Amendment as of such date.
(3) Amounts represent the grant date fair value or, in the case of Mr. Schneider’s modified awards, the incremental fair value of the modified awards as of the modification date, calculated in accordance with ASC 718, of the RSUs and the target number of APS, LTPS, and RTSR shares. The grant date fair value of the RSUs granted on July 6, 2017 was calculated using $16.76, the closing price of our Common Stock as reported by Nasdaq on the grant date. The incremental fair value of Mr. Schneider’s modified RSU awards was calculated using $16.79, the closing price of our Common Stock as reported by Nasdaq on May 7, 2018, the date of the Amendment to Executive’s Terms of Employment which modified the original July 6, 2017 and July 1, 2016 grants. The grant date fair value of the RSUs granted to Mr. Schneider on May 7, 2018 was calculated using $16.79, the closing price of our Common Stock as reported by Nasdaq on the grant date. The grant date fair value for the APS and LTPS shares granted on July 6, 2017 was calculated using the closing price of our Common Stock as reported by Nasdaq on the grant date, reduced by the present value of dividends not payable on outstanding performance shares, resulting in a value of $16.52 per share. The grant date fair value of the RTSR awards granted on July 6, 2017 was calculated using the Monte Carlo simulation, resulting in a value of $21.21 per share on the grant date. The incremental fair value of Mr. Schneider’s modified fiscal year 2018 RTSR awards was calculated using the Monte Carlo simulation, resulting in a value of $20.32 per share on May 7, 2018, the date of the Amendment to Executive’s Terms of Employment which modified the original July 6, 2017 grant. The incremental fair value of Mr. Schneider’s modified fiscal year 2017 RTSR awards was calculated using the Monte Carlo simulation, resulting in a value of $19.96 per share on May 7, 2018, the date of the Amendment to Executive’s Terms of Employment which modified the original July 1, 2016 grant.

(4)
APS awards were granted on July 6, 2017 for the fiscal year 2018 performance period. For APS awards, the target level is 100% of the shares granted, but a participant can earn from 0% to a maximum of 200% of the target number of shares depending upon Company performance. See “Compensation Discussion and Analysis — Components of Compensation — Stock Compensation” for additional information regarding the terms of APS awards. Based on fiscal year 2018 performance, which was below the target level of performance, 80% of the target number of shares was earned pursuant to their fiscal year 2018 APS award as follows: 7,937 for Mr. Schneider; 2,288 for Ms. Schroeder; 6,440 for Mr. Van Winkle; 719 for Mr. Nicholson; and 1,845 for Mr. Wagner.

(5)
LTPS awards represent the tranches of performance shares awarded during fiscal years 2014 and 2015, which could be earned for the fiscal year 2018 performance period. The target amount of LTPS awards is based on the target payout level under the Annual Cash Incentive Plan, which is 100% of the maximum award opportunity for the LTPS. See “Compensation Discussion and Analysis — Components of Compensation — Stock Compensation” for additional information regarding the terms of LTPS awards. Based on fiscal year 2018 performance, the actual number of shares earned was 13,216 for Mr. Schneider; 3,648 for Ms. Schroeder; 13,216 for Mr. Van Winkle; 13,216 for Mr. Nicholson; and 2,656 for Mr. Wagner, which was 100% of the target number of shares under the LTPS awards.

(6)
The values shown in this table for Mr. Schneider’s RSUs assume full vesting for Mr. Schneider’s RSUs granted in July 2017 and July 2016. However, those awards will be prorated when Mr. Schneider retires. Also, as a result of the modification of Mr. Schneider’s RSU awards in May 2018, this table includes both the original grant date fair value of the RSU awards granted in July 2017 and the incremental fair value of such awards as of the modification date, as required by SEC reporting requirements and interpretations. These amounts do not reflect the actual value that will be realized by Mr. Schneider upon the vesting of such awards.

(7)	Represents RTSR awards issued pursuant to the 2003 Stock Plan that will vest in future years. For RTSR awards, at the target level of performance, 100% of the shares granted will be earned, but a participant can earn from 0% to a maximum of 200% of the target number of shares depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle. The values shown in this table for Mr. Schneider’s RTSR awards granted in July 2017 and July 2016 assume full vesting for Mr. Schneider’s RTSRs at the target level of performance. However, those awards will not be earned until the end of the applicable performance cycle and will be prorated based on the effective date of Mr. Schneider’s retirement. Also, as a result of the modification of Mr. Schneider’s RTSR awards in May 2018, this table includes both the original grant date fair value of the RTSR awards granted in July 2017 and the incremental fair value of such awards as of the modification date, as required by SEC reporting requirements and interpretations. These amounts do not reflect the actual value that will be realized by Mr. Schneider upon the vesting of such awards. See “Compensation Discussion and Analysis — Components of Compensation — Stock Compensation” for additional information regarding the terms of RTSR awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2018

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)	(#)	($)
(a)	(g)	(h)	(i)	(j)
Robert F. Schneider	73,412	$1,186,338	60,302	$974,480
Michelle R. Schroeder	6,586	$106,430	12,833	$207,381
Donald W. Van Winkle	18,923	$305,796	31,391	$507,279
Lonnie P. Nicholson	3,592	$58,047	21,914	$354,130
Michael S. Wagner	17,175	$277,548	3,744	$60,503
_________________
(1) Unvested RSUs and accumulated dividends credited on unvested RSUs consist of the following:

	Stock Award and Grant Date
Name	RSU 5/7/2018	RSU 7/6/2017	RSU 7/1/2016

Robert F. Schneider
Shares (#)	33,410	11,826	28,176
Vesting Date(s)	(a)	6/30/2020	6/30/2019
Michelle R. Schroeder
Shares (#)		1,555	5,031
Vesting Date(s)	–	6/30/2020	6/30/2019
Donald W. Van Winkle
Shares (#)	–	3,633	15,290
Vesting Date(s)	–	6/30/2020	6/30/2019
Lonnie P. Nicholson
Shares (#)	–	–	3,592
Vesting Date(s)	–	–	6/30/2019
Michael S. Wagner
Shares (#)	–	6,187	10,988
Vesting Date(s)	–	6/30/2020	6/30/2019

(a) 17,376 of the RSUs vest on June 30, 2019 and the remaining 16,034 RSUs vest on June 30, 2020, in each case subject to Mr. Schneider fulfilling all of his obligations under his Executive Employment Agreement and his Amendment to Executive’s Terms of Employment as of such date.

(2) Calculated using the $16.16 closing price of our Common Stock as reported by Nasdaq on June 29, 2018.

(3) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	RTSR 7/6/2017	RTSR 7/1/2016	LTPS 6/26/2014	LTPS 8/12/2013

Robert F. Schneider
Shares (#)	16,502	25,144	10,880	7,776
Vesting Date(s)	6/30/2020	6/30/2019	(a)	(b)
Michelle R. Schroeder
Shares (#)	3,083	4,598	3,008	2,144
Vesting Date(s)	6/30/2020	6/30/2019	(a)	(b)
Donald W. Van Winkle
Shares (#)	5,120	7,615	10,880	7,776
Vesting Date(s)	6/30/2020	6/30/2019	(a)	(b)
Lonnie P. Nicholson
Shares (#)	1,462	1,796	10,880	7,776
Vesting Date(s)	6/30/2020	6/30/2019	(a)	(b)
Michael S. Wagner
Shares (#)	–	–	2,176	1,568
Vesting Date(s)	–	–	(a)	(b)

(a) Two remaining annual vesting dates beginning 8/2/2018
(b) One remaining annual vesting date beginning 8/2/2018

Awards disclosed in the tables above represent the number of shares that would be issued assuming target performance for RTSR and LTPS share awards. At the target performance level, 100% of the shares eligible to be received would be issued. For RTSR awards, a participant can earn from 0% to 200% of the target level depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle.
For LTPS awards, the initial grant date shown is the grant date of the initial annual tranche of the five-year awards. The remaining tranches for each LTPS award listed above will have grant dates occurring annually at the beginning of each performance period at approximately the same date each year when the performance targets are set.
In accordance with the terms of the outstanding LTPS agreements as of the October 31, 2014 spin-off date, an equitable adjustment was necessary for outstanding LTPS awards to reflect the change in our Common Stock value as a result of the completion of the spin-off of the EMS division from the Company. The Committee decided in advance of the spin-off that the appropriate adjustment formula was the weighted average closing price per share of our Common Stock on the last five trading days prior to the date the spin-off was completed relative to the weighted average closing price per share of our Common Stock on the first five trading days after the date the spin-off was completed. That formula resulted in an adjustment factor of 1.6 times applied to the number of awards outstanding as of the spin-off date.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2018

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
(a)	(d)	(e)
Robert F. Schneider	129,826	$2,088,862
Michelle R. Schroeder	30,508	$490,563
Donald W. Van Winkle	86,662	$1,393,275
Lonnie P. Nicholson	29,163	$468,169
Michael S. Wagner	23,998	$386,276
_____________

(1)
Shares acquired upon vesting during fiscal year 2018 include RSU awards granted on July 2, 2015, which vested on June 30, 2018, accumulated dividends on the vested RSUs, RTSR awards granted on July 2, 2015, which vested on June 30, 2018, APS awards and tranches of LTPS awards granted on July 1, 2016, which vested on August 2, 2017, and APS awards granted on July 6, 2017, which vested on June 30, 2018. Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Mr. Schneider — 50,491 shares; Ms. Schroeder — 9,285 shares; Mr. Van Winkle — 30,413 shares; Mr. Nicholson — 9,089 shares; and Mr. Wagner — 7,214 shares.

(2)
The value realized is calculated by multiplying the closing price of our Common Stock as reported by Nasdaq on the vesting date by the number of shares that vested. The RSU, RTSR, and APS awards that vested on June 30, 2018 were valued at the closing price of our Common Stock on that date of $16.16. The APS and LTPS awards that vested on August 2, 2017 were valued at the closing price of our Common Stock on that date of $16.04.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plans as of June 30, 2018:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in first column)
Equity compensation plans approved by Shareowners	567,329	(1)	$—	(2)	2,049,926	(3)
Equity compensation plans not approved by Shareowners	—		$—		—
Total	567,329		$—		2,049,926
_____________

(1)
Includes 201,826 RSU awards, 261,280 RTSR awards, and 104,223 LTPS awards. For performance-based awards, the number of shares assumes the maximum number of shares which the participant is eligible to receive if maximum performance levels are achieved under each award. Approximately 59% of the total maximum number of performance-based awards originally granted was earned based on fiscal year 2018 performance. The number of shares shown in the table for stock awards also assumes full vesting for Mr. Schneider’s outstanding RSUs and RTSRs. However, those awards will be prorated as of the effective date of Mr. Schneider’s retirement.

(2)	There is no exercise price for RSU, RTSR or LTPS awards.

(3)
Represents the number of shares available for issuance under the 2017 Stock Plan after subtracting the maximum number of shares which participants are eligible to receive if maximum performance levels are achieved under each performance-based award. Unearned shares are available for re-issuance under the 2017 Stock Plan as stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2018

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Robert F. Schneider	$171,604	$29,535	$93,938	$—	$1,759,572
Michelle R. Schroeder	$27,386	$9,767	$32,619	$—	$445,933
Donald W. Van Winkle	$72,873	$15,205	$177,133	$—	$1,454,641
Lonnie P. Nicholson	$40,576	$8,372	$30,486	$—	$305,827
Michael S. Wagner	$49,309	$7,349	$50,689	$—	$658,408
_____________

(1)	These amounts are included in the fiscal year 2018 amounts in the “Salary” column of the Summary Compensation Table.

(2)	Represents Company contributions paid in August 2017, which are included in the fiscal year 2017 amounts in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Earnings do not represent above-market or preferential rates, and are not included in the Summary Compensation Table for fiscal year 2018 or prior years.

(4)
The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2018. The balance includes executive contributions in fiscal year 2018 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2018 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table.

Activity disclosed in the table above relates solely to our SERP which is our only nonqualified deferred compensation arrangement. See “Compensation Discussion and Analysis — Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” for further information about the material terms of the SERP.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS WITH NEOS
AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We have Executive Employment Agreements with each of our NEOs. Each NEO also has a Change in Control Agreement.
Each of the Executive Employment Agreements with the NEOs is in substantially the same form. Pursuant to the Executive Employment Agreements, if the executive’s employment is terminated by us without Cause (as defined below) or by the executive for Good Reason (as defined below), we will provide compensation and benefits to the executive as follows:
(i)  base salary through the date of termination of employment;
(ii)  any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year and, for Mr. Schneider only, a prorated amount of the cash incentive for the cash incentive period in which the executive’s last day of employment occurs;
(iii) (a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment, plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits, or (b) if the executive’s termination occurs during the one-year period before a Change in Control or the two-year period following a Change in Control, severance pay is determined by the terms of the Change in Control Agreement;
(iv) reimbursement for outplacement service costs up to $25,000;
(v)  for Mr. Schneider, a payment in cash, shares or a combination thereof at our discretion, in each case equal to the intrinsic value at the termination date of all options and stock appreciation rights, and the fair market value of restricted stock, restricted stock units, performance shares, and performance units, all of which will become fully vested as of the date of separation (due to the fact that his employment agreement is grandfathered under a pre-2008 Internal Revenue Service ruling that permits acceleration of performance-based stock awards); for Mr. Van Winkle, Ms. Schroeder, Mr. Nicholson and Mr. Wagner, payments under the Annual Cash Incentive Plan and all performance-based equity awards previously awarded under the applicable stock plans but not yet vested will vest as if the executive remained employed by the Company and will be paid out in accordance with the terms of the applicable award agreement based on the actual performance results of the Company, while all service-based stock awards will become fully vested as of the date of separation; and
(vi) payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:

•
the executive’s willful and continued failure to perform substantially the duties of the position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;

•	the executive’s conviction of a felony or of another crime that reflects adversely on the Company;

•	the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude;

•	the executive’s material breach of obligations under the Executive Employment Agreement or a fiduciary duty to the Company or our Shareowners; or

•	the executive’s engaging in activity that constitutes gross negligence as an employee of the Company.
“Good reason” means one or more of the following has occurred:

•	a material adverse change in the nature or scope of the executive’s responsibilities;

•	a reduction in the executive’s base salary rate or annual cash incentive category;

•	a reduction of 5% or more in value of the aggregate benefits provided to the executive and his dependents under our employee benefit plans;

•	a significant diminution in the executive’s position, authority, duties or responsibilities;

•	a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment; or

•	failure by the Company to obtain an assumption agreement regarding the executive’s Executive Employment Agreement from any successor of the Company.
The executive employee is required to give written notice within 90 days of the occurrence of an event constituting “Good Reason” and we will then have 30 days to remedy the occurrence. If we fail to do so, the executive must resign no later than 12 months after the initial occurrence of the event in order to receive a severance payout under the Executive Employment Agreement.
In the event of termination of employment for a reason other than Cause or Good Reason, the executive will receive his or her base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Annual Cash Incentive Plan, SERP, and equity and incentive plans.
If any of our payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following separation without Cause or resignation for Good Reason, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). In addition, the Executive Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period, for an executive employed for fewer than 12 months) following termination of employment for any reason.
In conjunction with the announcement of his plan to retire, Mr. Schneider entered into an Amendment to Executive’s Terms of Employment (“Amendment”) on May 7, 2018, which amended some provisions of the above-described Executive Employment Agreement, as well as other terms of his employment. In particular, Mr. Schneider’s Executive Employment Agreement and outstanding stock awards were changed as follows:

•
Several definitions were amended or added to his Executive Employment Agreement, including “Annual Cash Incentive Plan,” “2003 Stock Plan,” “Profit Sharing Bonus,” “Continuous Service” and “Retirement.”

•	Mr. Schneider’s positions with the Company were identified and the requirement to serve until the later of October 31, 2018 or the appointment by the Board of a new Chief Executive Officer was added.

•	Mr. Schneider’s non-competition and non-solicitation obligations to the Company were extended from 12 to 18 months, but will end no later than June 30, 2020.

•
Adjustments were made to Mr. Schneider’s compensation and benefits package commencing July 2, 2018, and for the remainder of his service to the Company, including replacing all new incentive-based cash and stock awards that would have been awarded in fiscal year 2019 with an annualized base salary of $2,400,000.

•
Outstanding stock awards granted to Mr. Schneider prior to the date of the Amendment and which remain unvested at the effective date of his retirement will vest on a pro-rata basis, with RSUs vesting on the effective date of his retirement, all other awards vesting in accordance with the schedule established in the applicable award agreement and, in the case of the RTSR awards, based on our actual performance during the applicable performance cycle, and unvested awards after such proration being forfeited.

•
An award of 33,265 RSUs was made to Mr. Schneider, 17,301 of which will vest on June 30, 2019 and 15,964 of which will vest on June 30, 2020, in each case subject to Mr. Schneider fulfilling all of his obligations under his Executive Employment Agreement and the Amendment as of such date.

•
The Company will reimburse Mr. Schneider for premiums paid for COBRA continuation of health, dental and vision insurance coverage for a period of 18 months following the effective date of his retirement or, if earlier, until the termination of his COBRA coverage.

Each NEO is a party to a Change in Control Agreement with the Company, the purpose of which is to provide some protection to executive officers so their focus would be on carrying out an effective Change in Control transaction for the benefit of the Shareowners rather than on their own well-being. It is also a retention tool, such that the executive officer will be less motivated to resign from the Company during a Change in Control time period when their leadership is most needed by the Company. In each Change in Control Agreement, “Change in Control” means the consummation of any of the following:

•
the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;

•
the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;

•
the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or

•
the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;

provided, however, that any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control.”
In the event of a Change in Control of the Company, we will accelerate payment to the executive officer of an amount in cash, shares or a combination thereof equal to the value at the effective date of the Change in Control or the termination of employment, as applicable, of all options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and Annual Cash Incentive Plan payments, all of which will become fully vested with all performance-based awards vesting at 100% of target (except that RTSR awards will vest and Annual Cash Incentive Plan awards will be paid on a pro-rata basis) (1) on the later of the date of termination or the effective date of the Change in Control (the “Termination Date”) if the executive officer’s employment is terminated by us without Cause or by the executive officer for Good Reason during the one-year period before, or the two-year period following, the Change in Control (a “Change in Control event”); (2) on the effective date of the Change in Control without a termination of employment, with respect to such awards granted to Messrs. Schneider, Van Winkle and Nicholson prior to June 30, 2015, which are grandfathered under a previous employment agreement; and (3) on the effective date of the Change in Control without a termination of employment, with respect to such awards granted to Messrs. Schneider, Van Winkle and Nicholson after June 30, 2015 and with respect to all such awards granted to Ms. Schroeder and Mr. Wagner if any successor entity has not assumed our obligations with respect to such awards or has not substituted benefit rights that are at least as favorable to the executive officer as such awards. The executive officer will also become fully vested in the SERP and will receive all benefit amounts under that plan.
In addition, upon a Change in Control event, as soon as practicable following the Termination Date, the executive officer will receive severance pay in a sum equal to two times the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target annual cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment. The executive officer will also receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. The executive will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment.
If any of our payments to the executive officer are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following a Change in Control, the executive officer will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties).

The table below reflects the amount of compensation payable to each of the NEOs in the event of termination of such NEO’s employment or, in certain circumstances described above, upon the consummation of a Change in Control. The amounts shown assume that such termination or Change in Control was effective as of June 30, 2018, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination or upon such Change in Control. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company or at the time of such Change in Control and could therefore be more or less than the amounts set forth below.

	Change in Control(5)	Without Cause or with Good Reason	Retirement(6)	Death and Disability(7)	Other Termination(8)
Robert F. Schneider
Lump Sum(1)	$2,228,119	$1,126,560	$—	$—	$—
Stock and Incentive Compensation(2)	$2,275,682	$2,588,895	$1,225,443	$1,410,217	$—
Retention Bonus(3)	$244,800	$—	$—	$—	$—
SERP(4)	$1,759,572	$1,759,572	$1,759,572	$1,759,572	$1,759,572
TOTAL	$6,508,173	$5,475,027	$2,985,015	$3,169,789	$1,759,572
Michelle R. Schroeder
Lump Sum(1)	$1,156,001	$590,501	N/A	$—	$—
Stock and Incentive Compensation(2)	$419,183	$477,165	N/A	$351,021	$—
Retention Bonus(3)	$130,790	$—	N/A	$—	$—
SERP(4)	$445,933	$445,933	N/A	$445,933	$445,933
TOTAL	$2,151,907	$1,513,599	N/A	$796,954	$445,933
Donald W. Van Winkle
Lump Sum(1)	$1,473,854	$749,427	$—	$—	$—
Stock and Incentive Compensation(2)	$963,568	$1,059,737	$246,662	$754,151	$—
Retention Bonus(3)	$164,590	$—	$—	$—	$—
SERP(4)	$1,454,641	$1,454,641	$1,454,641	$1,454,641	$1,454,641
TOTAL	$4,056,653	$3,263,805	$1,701,303	$2,208,792	$1,454,641
Lonnie P. Nicholson
Lump Sum(1)	$1,075,861	$550,431	N/A	$—	$—
Stock and Incentive Compensation(2)	$536,741	$562,177	N/A	$429,487	$—
Retention Bonus(3)	$120,000	$—	N/A	$—	$—
SERP(4)	$305,827	$305,827	N/A	$305,827	$305,827
TOTAL	$2,038,429	$1,418,435	N/A	$735,314	$305,827
Michael S. Wagner
Lump Sum(1)	$1,019,141	$523,555	N/A	$—	$—
Stock and Incentive Compensation(2)	$451,910	$451,910	N/A	$308,474	$—
Retention Bonus(3)	$126,610	$—	N/A	$—	$—
SERP(4)	$658,408	$658,408	N/A	$658,408	$658,408
TOTAL	$2,256,069	$1,633,873	N/A	$966,882	$658,408
  _____________

(1)
Payment is calculated based on the executive’s annual base salary as of June 30, 2018 plus cash incentive compensation at the higher of the target level or the average annual cash incentive award for the three fiscal years preceding the last day of employment. The amounts include severance, benefits allowance, and outplacement reimbursement. The Change in Control Agreements also provide that such amounts will be reduced by the amount necessary to avoid federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). We estimate there would be no federal excise tax on excess parachute payments, as the value of payments that are contingent upon a Change in Control would be less than the safe harbor amount, and therefore no reductions were made to these amounts. The computation of the excise tax is complex and is subject to various questions of interpretation. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and accordingly no amounts are included for reimbursement of this tax.

(2)
Represents the value of unvested RSU, RTSR, and LTPS awards, the vesting of which would accelerate in certain circumstances depending upon the specified event of termination or upon the consummation of a Change in Control. There were no APS awards outstanding as of June 30, 2018, because APS awards vested on that date. Awards are valued by multiplying $16.16, the closing price of our Common Stock as reported by Nasdaq on June 29, 2018, by the number of unvested shares that would vest for the specified event of termination or Change in Control. The amount also includes the accrued but unpaid cash incentive compensation due under the Annual Cash Incentive Plan for fiscal year 2018.

These amounts will be paid in a lump sum (i) on the Termination Date upon a Change in Control event for all NEOs; (ii) upon a Change in Control without a termination for all NEOs if the awards are not assumed or if the awards were granted to Messrs. Schneider, Van Winkle, or Nicholson prior to June 30, 2015; or (iii) upon Mr. Schneider’s termination without Cause or for Good Reason, with all performance-based awards vesting at 100% of target (except that the Annual Cash Incentive Plan awards will be paid on a pro-rata basis, and in the case of (i) and (ii) above, the RTSR awards will vest on a pro-rata basis). For other NEOs who are terminated without Cause or for Good Reason, these amounts will be paid over time as if the executive had remained our employee based on our actual performance. Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2018, the amounts set forth in this row under "Without Cause or with Good Reason" for such other NEOs assume target performance during the applicable performance cycles. For payouts upon death or disability, see Note 7 below.

(3)	Amount payable in two installments: 50% — 3 months after a Change in Control; and 50% — 6 months after a Change in Control.

(4)
Represents the fully vested SERP balance as of June 30, 2018 reflected in the Nonqualified Deferred Compensation in Fiscal Year 2018 Table included in this Proxy Statement. This amount will be paid in a lump sum after a separation due to Change in Control, termination without Cause or with Good Reason, or death. In the case of disability and voluntary termination, the amount will be paid pursuant to the election of the NEO. Mr. Schneider and Mr. Van Winkle are currently eligible to retire, as defined by the SERP as attaining age 65 or attaining age 55 with 5 years of service, and therefore SERP balances are shown in the retirement column for only these NEOs.

(5)
The Change in Control payment calculated in this column assumes that the NEO stays for a transition period of six months after the Change in Control to assist with the transition, but thereafter is not employed by the successor company, resulting in the maximum amount of Change in Control payment. If the NEO were to be retained by the successor, the Change in Control payment would be reduced to exclude the severance portion (consisting of the NEO’s annual base salary, targeted cash incentive compensation, benefits allowance, and outplacement reimbursement), and would only include stock and annual cash incentive compensation to the extent that the successor company did not continue these benefits or to the extent the stock awards were granted to Messrs. Schneider, Van Winkle, or Nicholson prior to June 30, 2015.

(6)
The 2017 Stock Plan defines retirement as a termination of continuous service, other than for Cause, occurring at or after the participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the participant has reached the age of 55 and has a combination of age plus years of continuous service equal to or greater than 75 (“Rule of 75”). The 2003 Stock Plan defined retirement as termination of continuous service, for any reason other than death, after the participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States). Under Mr. Schneider’s Amendment, retirement is defined as the termination of continuous service, other than for Cause, occurring the later of: (i) October 31, 2018; or (ii) the effective date of the appointment by the Company of a new Chief Executive Officer, and for purposes of outstanding awards granted to Mr. Schneider prior to the date of the Amendment, is defined using the Rule of 75 (reaching the age of 55 and having a combination of age plus years of continuous service equal to or greater than 75).

In the event of retirement, pursuant to the 2017 Stock Plan and Mr. Schneider’s Amendment, as applicable, and the applicable award agreements, the amounts earned and vested, or deemed to be earned and vested, by Mr. Schneider are calculated as follows:

•
For RSU awards granted before May 2018, a prorated portion will vest based on the portion of the applicable restricted period that Mr. Schneider worked prior to the effective date of his retirement. The RSU awards granted in May 2018 are not eligible to vest under the Rule of 75 upon the effective date of his retirement, and therefore these awards are excluded from the above table.

•
For LTPS awards, a prorated portion of the final tranche of the LTPS award initially granted on June 26, 2014 will vest based on the portion of the performance period that Mr. Schneider worked prior to the effective date of his retirement.

•
For RTSR awards, a prorated portion of awards that are earned or deemed to be earned will vest based on the portion of the applicable performance period that Mr. Schneider worked prior to his retirement. The amounts deemed to be earned in the event of retirement will be calculated based upon actual performance during the applicable performance cycle.

Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2018, the amounts set forth in this column assume target performance during the applicable performance periods.
Other than Mr. Schneider, no NEOs were retirement eligible at June 30, 2018 under the 2003 Stock Plan, the 2017 Stock Plan or any applicable award agreements.
The amounts also include the accrued but unpaid cash incentive due to Messrs. Schneider and Van Winkle, who are both retirement eligible under the Annual Cash Incentive Plan, for fiscal year 2018.

(7)
In the event of death or disability, pursuant to the 2003 Stock Plan or the 2017 Stock Plan, as applicable, and the applicable award agreements, a prorated portion of RSU awards and a prorated portion of any LTPS and RTSR awards that are earned or deemed to be earned will vest, in each case based on the portion of the applicable restricted period or performance period that the NEO worked prior to his or her death or disability, with the amounts earned or deemed to be earned under the LTPS and RTSR awards calculated as follows:

•
For LTPS awards, the amounts earned will be calculated based upon actual performance during the fiscal year in which such death or disability occurred and any LTPS awards based on performance in future fiscal years will be forfeited; and

•
For RTSR awards, the amounts deemed to be earned in the event of death will equal 100% of the target number of shares and the amounts earned in the event of disability will be calculated based upon actual performance during the applicable performance cycle.

Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2018, the amounts set forth in this column assume target performance during the applicable performance periods.
The amounts also include the accrued but unpaid cash incentive due under the Annual Cash Incentive Plan for fiscal year 2018.

(8)	Includes termination by the Company for Cause and voluntary resignation by the NEO.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan.

DIRECTOR COMPENSATION
Fiscal Year 2018 Compensation to Non-Employee Directors
All non-employee directors receive compensation as set by our Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required by a company of our size and scope; and the structure of the compensation should be transparent, market-competitive, and easy to understand. Each non-employee Board member receives annual cash compensation of $75,000 and unrestricted shares of Common Stock valued at an aggregate of approximately $50,000, for annual total compensation valued at approximately $125,000. The Chairperson of the Audit Committee, the Chairperson of the Compensation and Governance Committee and the Lead Independent Director each receive an additional $10,000 in cash compensation per year for a total of $135,000 due to the extra requirements of their roles. The number of unrestricted shares awarded is determined by averaging the closing price of shares on the 10 business days prior to the award. The fees are paid and stock awards are issued in quarterly installments.
Based on our stock ownership guidelines, directors are required to receive at least 50% of the cash component of their Board compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a director, which is three times the total annual fees earned. Our directors can also elect to receive any or all of the cash component of their compensation in shares of Common Stock under the 2017 Stock Plan. Directors also are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.

The following table, “Non-Employee Director Compensation in Fiscal Year 2018” shows the compensation paid to each of our non-employee directors during fiscal year 2018. A full-time officer, who is or becomes a member of the Board, does not receive additional compensation for serving as a member of the Board and/or as a member of any of the committees of the Board. Therefore, Mr. Schneider is not included in this table. Mr. Schneider’s compensation is fully reflected in the Summary Compensation Table in this Proxy Statement. However, following Mr. Schneider’s retirement, he will be considered a non-employee director for the time period he remains on the Company’s Board and will be compensated for his services on the Board, as described above.
During fiscal year 2018, our non-employee directors received compensation for serving on our Board and committees as follows:
Non-Employee Director Compensation in Fiscal Year 2018

	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Total
Name	($)	($)	($)
(a)	(b)	(c)	(h)
Timothy J. Jahnke	$42,500	$96,055	$138,555
Kimberly K. Ryan	$37,500	$90,837	$128,337
Geoffrey L. Stringer	$88,219	$51,899	$140,118
Thomas J. Tischhauser	$78,333	$51,899	$130,232
Patrick E. Connolly	$84,479	$51,899	$136,378
Susan B. Frampton	$37,938	$90,837	$128,775
Kristine L. Juster	$37,500	$90,837	$128,337

 _____________

(1)	Represents fees paid in cash and fees for which the director elected to received Common Stock in lieu of cash, as shown in the following table.

	Fees Paid in Cash	Fees Paid in Common Stock in Lieu of Cash at Election of Director (3)
Timothy J. Jahnke	$42,500	$—
Kimberly K. Ryan	$37,500	$—
Geoffrey L. Stringer	$—	$88,219
Thomas J. Tischhauser	$78,333	$—
Patrick E. Connolly	$—	$84,479
Susan B. Frampton	$26,250	$11,688
Kristine L. Juster	$37,500	$—

(2)
Represents fees paid in Common Stock, consisting of the stock component of directors’ fees and the portion of cash fees required to be paid in Common Stock as a result of directors not meeting the stock ownership guidelines, as shown in the following table.

	Stock Component of Director Fees (3)	Fees paid in Common Stock due to not meeting Stock Ownership Guidelines (3)
Timothy J. Jahnke	$51,899	$44,156
Kimberly K. Ryan	$51,899	$38,938
Geoffrey L. Stringer	$51,899	$—
Thomas J. Tischhauser	$51,899	$—
Patrick E. Connolly	$51,899	$—
Susan B. Frampton	$51,899	$38,938
Kristine L. Juster	$51,899	$38,938

(3)
Represents the grant date fair value of the shares of unrestricted Common Stock awarded each quarter, which was calculated using the closing price of our Common Stock as reported by Nasdaq as of the payment date of each quarterly directors’ fee, ranging from $16.97 to $20.72.

Board Stock Ownership Guidelines
As discussed under “Compensation Discussion and Analysis — Components of Compensation — Stock Ownership Guidelines,” the Board follows guidelines whereby all members of our Board are expected to own, at a minimum, shares of our Common Stock equal in value to three times the total annual fees earned as a director. The Board regularly evaluates the stock ownership guidelines and may adjust the ownership requirement as it deems appropriate.
CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing information about the relationship between the fiscal year 2018 annual total compensation of the employee whose compensation was at the median of all employees of our company other than our CEO (our median paid employee), and the annual total compensation of Mr. Schneider, our CEO.
For fiscal year 2018, our last completed fiscal year, the annual total compensation of our CEO, as presented in the Summary Compensation Table, was $4,083,026, and the annual total compensation of our median paid employee was $43,635. Based on this information for fiscal year 2018, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median paid employee was 94 to 1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K. Our pay ratio was impacted by the modification of Mr. Schneider’s stock awards pursuant to the Amendment to Executive’s Terms of Employment and the SEC reporting requirements related to the modification, as discussed below in “Supplemental Pay Ratio.”
As of April 1, 2018, our employee population consisted of approximately 2,992 full-time, part-time, temporary and seasonal employees. We elected to exclude all of our employees located in Mexico (82), China (54), Vietnam (10) and Canada (2) from our determination of the median employee pursuant to the de minimis exemption permitted under SEC rules. The median employee was selected from an adjusted employee population of 2,844 employees (excluding our CEO).
We determined our median paid employee by reviewing the total compensation, as defined below, actually paid for the measurement period from April 1, 2017 through March 31, 2018 to our adjusted employee population, excluding our CEO, who were employed by the Company as of April 1, 2018. The compensation of those employees who were employed on April 1, 2018 but who were not employed for the entire measurement period, such as new hires or employees who were on a leave of absence, was annualized.

The CEO Pay Ratio was based on the fiscal year 2018 annual total compensation of our median paid employee, determined in the same manner and using the same methodology used to determine the “Total Compensation” shown for our CEO in the Summary Compensation Table. The elements included in the CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Supplemental Pay Ratio
As disclosed above under “Compensation Discussion and Analysis—Executive Compensation Process” and “—Components of Compensation,” Mr. Schneider’s retirement as our CEO is planned to be effective on October 31, 2018. In connection with his retirement the Board agreed to amend the terms of his Executive Employment Agreement and certain of his outstanding stock awards so that those outstanding stock awards will vest on a pro-rata basis on or after his retirement date.
Pursuant to the SEC reporting requirements and interpretations, the amount included in the “Stock Awards” column of the Summary Compensation Table for Mr. Schneider for fiscal year 2018 is required to include both the grant date fair value of the stock awards granted to Mr. Schneider in July 2017 and May 2018, as well as the incremental fair value of the stock awards granted to Mr. Schneider in July 2017 and July 2016, as modified on May 7, 2018 pursuant to his Amendment to Executive’s Terms of Employment, computed as of the modification date in accordance with ASC 718. The amount shown in the “Stock Awards” column of the Summary Compensation Table for Mr. Schneider for fiscal year 2018 also is required to assume that Mr. Schneider’s RSUs will vest in full and that his RTSRs will vest in full at the target level of performance and will not be subject to any proration. However, pursuant to the terms and conditions of his stock awards, as modified, and the Amendment to Executive’s Terms of Employment, other than the RSUs granted to Mr. Schneider in May 2018, the RSUs and RTSRs granted to Mr. Schneider in fiscal year 2017 and fiscal year 2018 will be prorated as of the effective date of Mr. Schneider’s retirement. The required inclusion of the incremental fair value of the stock awards granted to Mr. Schneider in July 2017 and July 2016, as well as the required assumption that his RSUs will vest in full and that his RTSRs will vest in full at the target level of performance significantly increased his annual total compensation for fiscal year 2018, and, consequently, our pay ratio for fiscal year 2018.
As explained in Note 2 to the Summary Compensation Table, if we calculated the “Stock Awards” portion of Mr. Schneider’s annual total compensation for fiscal year 2018 by adding (i) the grant date fair value of the RSUs granted in May 2018, plus (ii) the incremental fair value, calculated as of the May 7, 2018 modification date, of the prorated number of shares that would vest under the modified RSU and RTSR stock awards granted in July 2017, assuming Mr. Schneider retires on October 31, 2018, plus (iii) the grant date fair value of the APS and LTPS awards granted in July 2017, Mr. Schneider’s annual total compensation for fiscal year 2018 would have been $2,283,286 instead of $4,083,026. As a result, the CEO pay ratio would have instead been 52 to 1.

PROPOSAL NO. 2 - ADVISORY VOTE ON THE COMPENSATION
PAID TO OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act gives our Shareowners the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation paid to our NEOs as disclosed in this Proxy Statement (“Say on Pay”). Following our 2017 Annual Meeting of Shareowners, the Board of Directors adjusted the frequency of Say on Pay advisory votes to occur every year rather than every three years as had been the previously determined frequency level for the Company. At the 2017 Annual Meeting, approximately 98% of the votes cast for or against the Say on Pay vote were voted in favor of the proposal. The Compensation and Governance Committee believes this reaffirms our Shareowners’ support of our approach to executive compensation, and no significant changes were made to this approach in fiscal year 2018 as a result of the vote. The Compensation Discussion and Analysis (“CD&A”) (beginning on page 20), and the related compensation tables and narratives included in this Proxy Statement describe in more detail our performance-based, incentive-focused compensation philosophy and the overall compensation received by each of our NEOs.
As stated in our Guiding Principles, “We want employees to share in their Company’s success, financially and through personal growth and fulfillment.” This philosophy is carried out in our executive compensation program, with several aspects of our NEOs’ compensation focused on performance-based incentives, including both short- and long-term programs, and driving their focus to run our Company in a manner that best aligns with the interests of our Shareowners. Incentive pay programs include cash incentives under our 2016 Annual Cash Incentive Plan, as amended, and equity awards granted under our 2017 Incentive Stock Plan, approved by our Shareowners at the 2017 Annual Meeting, including a Relative Total Shareholder Return stock incentive award, an Annual Performance Share award, a Long-Term Performance Share award, along with our contribution to the defined contribution, participant-directed retirement plan, all of which are determined based on appropriate performance-based metrics. These incentive pay programs are coupled with base salary, retention-focused Restricted Stock Unit awards, and other benefits, including health and life insurance.
We are asking our Shareowners to indicate their support for our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather, the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly we recommend that our Shareowners vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”
As an advisory vote, the results of this proposal will not be binding on us, the Board of Directors, or the Compensation and Governance Committee. However, your opinion is important to us, and the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future compensation decisions for our NEOs.
If you are a beneficial owner of shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares in order for your vote to be counted on Proposal No. 2.
The Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our NEOs as disclosed in this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2018, the Audit Committee was comprised of at least three directors as required per the Audit Committee Charter. All four members of the Audit Committee meet the independence and experience requirements of The Nasdaq Stock Market LLC and the Securities and Exchange Commission. All four members of the Audit Committee also meet the requirements to be considered an “audit committee financial expert.”
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2018 financial statements including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the examinations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with management and Deloitte, management’s report on, and Deloitte’s report on and audit of, the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also met at least twice annually in a separate executive session with only members present.
Based upon the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditors’ report, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Geoffrey L. Stringer (Chairperson)
Kimberly K. Ryan
Patrick E. Connolly
Kristine L. Juster

PROPOSAL NO. 3 - RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP audited our annual financial statements for the fiscal year ended June 30, 2018. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002.
Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The following fees were paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”):

Type of Fee	Fiscal Year Ended June 30, 2018	Fiscal Year Ended June 30, 2017
Audit Fees (1)	$734,000	$665,000
Audit-Related Fees (2)	$31,540	$29,500
Tax Fees (3)	$4,055	$3,825
All Other Fees (4)	$1,895	$1,895
Total	$771,490	$700,220
_____________
(1) For both fiscal years 2018 and 2017, “Audit Fees” represent the aggregate fees billed by Deloitte & Touche LLP in connection with the audit of our annual financial statements and the review of our financial information included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
(2) Audit-related fees for fiscal years 2018 and 2017 consisted primarily of fees paid for the audit of our defined contribution benefit plan.
(3) For both fiscal years 2018 and 2017, “Tax Fees” represent services which include tax compliance and tax consulting.
(4) For both fiscal years 2018 and 2017, “All Other Fees” included fees for an accounting information research tool.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending June 30, 2019. They were appointed based upon:

•	performance on past audits, including the expertise of the engagement team;

•	experience, client service, and responsiveness;

•	leadership, management structure, and ethical culture; and

•	the amount of fees charged in relation to scope of work performed.
Ratification is not required by law or our By-laws. We are submitting the appointment of Deloitte & Touche LLP to the owners of our Common Stock for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our Shareowners.
The Board of Directors recommends that our Shareowners vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

By Order of the Board of Directors
/s/ Julia Heitz Cassidy, Secretary
September 10, 2018

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball International, Inc. (the “Company”).
Process
The Company’s independent registered public accounting firm reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render service, the service and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chairperson to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chairperson updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

APPENDIX B

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
FOR INCENTIVE AND RETIREMENT PLANS
(Amounts in Millions)

The following reconciles pre-tax income determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to adjusted non-GAAP pre-tax income for the Annual Cash Incentive Plan for the fiscal year ended June 30, 2018, explaining the adjustments made to pre-tax income to determine the annual cash incentive payouts under the plan:

Pre-Tax Income	$52.3

Adjustments to Pre-Tax Income:
Pre-tax income from acquisition	(1.1)
The Compensation and Governance Committee (the Committee) decided that the impact of any acquisition should be excluded from the annual cash incentive computation in the fiscal year of such acquisition because results of the acquisition were unknown and not factored into the setting of the performance targets at the beginning of the fiscal year.

Adjusted Pre-Tax Income used for Annual Cash Incentive Plan	$51.2

The following reconciles net income determined in accordance with U.S. GAAP to adjusted non-GAAP net income before after-tax retirement expense for the fiscal year ended June 30, 2018, explaining the adjustments made to net income to determine the Company contribution under the Retirement Plan:

Net Income	$34.4

Adjustments to Net Income:
Net income from acquisition	(0.8)
The Committee decided that the impact of any acquisition should be excluded from the Company contribution computation in the fiscal year of such acquisition because results of the acquisition were unknown and not factored into the setting of the contribution formula at the beginning of the fiscal year.

After-tax Retirement Expense	$4.0	The Committee decided that after-tax retirement expense should not be a component of the formula used to calculate the Company contribution under the Retirement Plan.
Adjusted Net Income Before After-Tax Retirement Expense used to calculate the Retirement Plan Company Contribution	$37.6

GAAP net income was used in the calculation of the return on equity percentage to determine the number of Annual Performance Shares earned for the fiscal year ended June 30, 2018.

B-1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

KIMBALL INTERNATIONAL, INC. ATTN: JIM KRODEL 1600 ROYAL STREET JASPER, IN 47549
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS

KIMBALL INTERNATIONAL, INC.		DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees

01) TIMOTHY J. JAHNKE
02) KRISTINE L. JUSTER
03) THOMAS J. TISCHHAUSER

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain

2. APPROVE, BY A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

3. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
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KIMBALL INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Robert F. Schneider and Donald W. Van Winkle, or either of them, each with full power of substitution, as Proxies to vote all shares of common stock of Kimball International, Inc. standing in my name on its books at the close of business on August 27, 2018, at the annual meeting of its Shareowners to be held at the National Office Furniture Headquarters Pavilion located at 1610 Royal Street, Jasper, Indiana at 9:30 A.M., Eastern Daylight Time, on Tuesday, October 30, 2018, and at any adjournments thereof with respect to the matters on the reverse side. I hereby revoke any proxy heretofore given.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREOWNER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE APPROVAL, BY A NON-BINDING, ADVISORY VOTE, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019.

Continued and to be signed on reverse side